Exhibit 2.1

ASSET PURCHASE AGREEMENT
dated as of February 20, 2015
by and among
RIVIERA HOLDINGS CORPORATION,
as Seller,
RIVIERA OPERATING CORPORATION,

and

LAS VEGAS CONVENTION AND VISITORS AUTHORITY,
as Buyer

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EXHIBITS
Exhibit A            Form of Lease
Exhibit B            Form of Grant, Bargain and Sale Deed
Exhibit C            Form of Escrow Agreement
Exhibit D            Form of Non-Foreign Affidavit
Exhibit E            Form of Lease Guaranty

SELLER DISCLOSURE SCHEDULES
Schedule 1.1(b)    Assigned Seller Permits
Schedule 1.2(d)    Non-Assigned Seller Permits
Schedule 5.3(a)    Property Contracts
Schedule 5.4(a)    Environmental Matters
Schedule 5.4(b)    Environmental Reports

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ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 20, 2015, by and among Riviera Holdings Corporation, a Nevada corporation (“Seller”), and Riviera Operating Corporation, a Nevada corporation and wholly-owned subsidiary of Seller (“ROC”), on the one hand, and Las Vegas Convention and Visitors Authority, a local governmental entity of the State of Nevada (“Buyer”), on the other hand. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in Section 10.1.
WHEREAS, Seller owns the Assets, and Buyer desires to purchase Seller’s right, title and interest in and to the Assets, and assume the Assumed Liabilities, all on the terms and subject to the conditions set forth herein; and
WHEREAS, immediately following the Asset Closing, ROC desires to lease the Property from Buyer pursuant to the terms of the lease agreement, substantially in the form attached hereto as Exhibit A (the “Lease”), which Lease shall take effect as of the Asset Closing for the sole purpose of effecting the Business Closure and other purposes incidental to the Business Closure.
AGREEMENT
NOW, THEREFORE, the parties hereto, in consideration of the premises and of the mutual representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:
ARTICLE I
PURCHASE AND SALE OF ASSETS
Section 1.1    Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby sells, assigns, conveys, transfers and delivers (collectively, “Transfer”) to Buyer, and Buyer hereby purchases and acquires from Seller, free and clear of any Liens other than Permitted Liens, all of Seller’s right, title and interest in and to the rights and assets set forth below (collectively, the “Assets”):
(a)    the Property;
(b)    the Seller Permits appurtenant to the Property to the extent permitted to be transferred under applicable Law (the “Assigned Seller Permits”), which such Assigned Seller Permits are set forth in Schedule 1.1(b); provided, that those Assigned Seller Permits indicated as “Business Closure Permits” on such Schedule shall not be Transferred until the conclusion of the Business Closure Period; and
(c)    the Property Books and Records.
Section 1.2    Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, from and after the Asset Closing, the Assets shall not include, and Seller shall retain all of its right, title and interest in and to, each and all of the assets which are not specifically included in the definition of the Assets (collectively, the “Excluded Assets”), including:
(a)    the capital stock of ROC;
(b)    any Gaming Assets;
(c)    the Customer Database;
(d)    the Seller Permits that are not Assigned Seller Permits, which Seller Permits are set forth in Schedule 1.2(d);
(e)    the books and records of Seller which are not Property Books and Records;
(f)    the Intellectual Property;
(g)    cash and cash equivalents;
(h)    subject to the terms and provisions of the Lease, any rights, claims, causes of action, credits or rights of setoff against third parties (including all indemnities, warranties and similar rights) in favor of Seller, its Affiliates or any of their respective Representatives to the extent relating to (i) any Excluded Asset, (ii) any Excluded Liability, or (iii) the operation of the Business;

(i)    the organizational documents, minutes, resolutions, written consents and corporate books, ledgers and records, seals and Tax Returns (including supporting schedules) of Seller, ROC or their respective Affiliates;
(j)    subject to the provisions of Section 7.7, all refunds, credits, claims or entitlements with respect to Taxes to the extent imposed with respect to the Assets or the Business for any Pre-Asset Closing Tax Period (or portion thereof);
(k)    all of the human resources and other employee-related files and records of Seller, ROC and their respective Affiliates;
(l)    other than the Property Books and Records, all data, files and other materials located on any storage device (including personal computers and servers) located on the Property;
(m)    to the extent permitted by applicable Law, all luggage or other property of guests retained by Seller as security for unpaid accounts receivable;
(n)    all Contracts of Seller, ROC or their respective Affiliates or otherwise related to the Business;
(o)    all Seller Benefit Plans;
(p)    all markers or credit instruments (as defined in NRS 463.01467) relating to the Business;
(q)    all of Seller’s and ROC’s rights under this Agreement; and
(r)    any other Personal Property owned by Seller and not included in the foregoing.
Section 1.3    Retention of Assets. Notwithstanding anything to the contrary contained in this Agreement, Seller may retain, at its own expense, one archival copy of documents or materials conveyed hereunder, including any Property Books and Records, and Seller shall retain the right to use the same.
Section 1.4    Operating Agreements and Approvals. Buyer understands and agrees that it is solely Buyer’s responsibility to obtain any and all operating agreements and Approvals necessary to operate the Property from and after the Lease Termination Date; provided, that the foregoing shall not relieve Seller of its obligations under Section 7.9 and Buyer shall have no responsibility to obtain any Approval necessary to operate the Property in connection with the conduct of the Business (including during the Business Closure Period). Except as set forth in Section 1.1(b), no Approvals shall be transferred by Seller.
Section 1.5    Removal of Excluded Assets and Personal Property of Third Parties. All items located at the Property that constitute Excluded Assets and all Personal Property of third parties shall be removed by the end of the Business Closure Period by Seller, its Affiliates, their owners, or their respective Representatives, other than such Excluded Assets with de minimis value, which shall become the property of Buyer and which Buyer may dispose of without liability to Seller, ROC, their respective Affiliates, their owners, or their respective Representatives; provided, that all Gaming Assets shall be removed at Seller’s sole expense by the end of the Business Closure Period regardless of their value. Seller shall not be permitted to satisfy any costs and expenses incurred in connection with the removal of Excluded Assets from the Business Closure Escrow Amount except with respect to Excluded Assets that are Personal Property and the proceeds of which are deposited in the Business Closure Escrow Account in accordance with this Agreement. The value of any property shall be deemed to be de minimis with respect to this Section 1.5 if the cost or expense of removal of such Personal Property would be reasonably expected to exceed the fair market value of such Personal Property.
ARTICLE II
ASSUMPTION OF LIABILITIES
Section 2.1    Assumption of Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, Buyer hereby assumes, and agrees to satisfy, perform, pay, discharge and be solely responsible for each of the Liabilities set forth below (the “Assumed Liabilities”).
(s)    all Liabilities relating to the Assets accruing, or arising out of or relating to events, occurrences, pending or threatened Proceedings, acts and omissions happening, from and after the Asset Closing, other than to the extent arising out of any act or omission of Seller, its Affiliates, or their respective Representatives in effecting the Business Closure (including pursuant to Section 1.5 and Section 7.9 of this Agreement) or pursuant to the Lease;
(t)    all Liabilities for Taxes imposed in respect of Buyer’s ownership of the Assets for any Post-Asset Closing Tax Period;
(u)    all Liabilities for Taxes and related fees for which Buyer is responsible pursuant to Section 7.6; and
(v)    all Environmental Liabilities resulting from, caused by or arising out of ownership, operation or control of the Property or the other Assets, whether arising before or after the Asset Closing, including any Liability relating to contamination or exposure to Hazardous Substances at or attributable to the Property or the other Assets, or any Environmental Liability arising after the Asset Closing due to latent damage or defect in the structures on the Property, or due to Seller’s or ROC’s alleged failure to maintain the Property or equipment located or used thereon beyond their respective obligations under Section 6 of the Lease, other than to the extent arising out of any act or omission of Seller, its Affiliates, or their respective Representatives in effecting the Business Closure (including pursuant to Section 1.5 and Section 7.9 of this Agreement) or pursuant to the Lease.
Section 2.2    Exclusion of Certain Liabilities. Notwithstanding anything contained in this Agreement to the contrary, the Assumed Liabilities shall not include, and, from and after the Asset Closing, Seller and its Affiliates shall retain, all Liabilities other than the Assumed Liabilities (the “Excluded Liabilities”), including:
(a)    except as provided in Section 2.1, (i) all Liabilities relating to any of the Assets accruing, or arising out of or relating to events, occurrences, pending or threatened Proceedings, acts or omissions happening prior to the Asset Closing and (ii) all Liabilities arising out of any act or omission of Seller, ROC, their respective Affiliates or their respective Representatives in effecting the Business Closure or pursuant to the Lease;
(b)    all Liabilities relating to any of the Permitted Liens accruing, or arising out of or relating to events, occurrences, pending or threatened Proceedings, acts or omissions (i) happening prior to the Asset Closing or (ii) arising out of any act or omission of Seller, ROC, their respective Affiliates or their respective Representatives in effecting the Business Closure or pursuant to the Lease;
(c)    all Liabilities relating to any employees of Seller, ROC or their respective Affiliates who work at the Hotel/Casino or the Property (collectively, the “Employees”), including (i) any payroll, wages and salaries, vacation days, sick days, personal days, and other compensation-related items, (ii) any obligations under or related to Seller Benefit Plans, including COBRA benefits, and (iii) any obligations under or relating to unfunded pension liabilities, pension trust fund liabilities, retirement plan obligations, severance obligations and bonus plans;
(d)    except for Liabilities for which Buyer is responsible pursuant to Section 7.6, all Liabilities for Taxes imposed in respect of the Assets or the Business for any Pre-Asset Closing Tax

Period and any Liabilities for Taxes imposed on Seller in respect of the transactions contemplated hereby;
(e)    all Liabilities relating to the Excluded Assets;
(f)    all Liabilities arising out of or relating to the operation of the Business, including all Liabilities with respect to any and all gaming chips or tokens of the Business in circulation (including the redemption thereof in compliance with Gaming Laws), and poker, player club, progressive or other Liabilities, and any Proceedings, relating to the Business;
(g)    all Liabilities under the Contracts;
(h)    all Liabilities associated with debt, loans or credit facilities of Seller, Seller’s Affiliates and/or the Business;
(i)    all accounts payable of the Business;
(j)    to the extent not included in the foregoing provision of this Section 2.2, all costs and expenses incurred with respect to or in connection with, or arising out of, the Business Closure, including (i) all Business Closure Costs, and (ii) all costs and expenses related to compliance with, or payable as a result of, any Law applicable to conducting the Business Closure, including (A) any Losses suffered by any tenant or other third party as a result of the Business Closure (whether such Losses are suffered by such third party pursuant to a claim based on any right of condemnation, eminent domain, or otherwise) and (B) any amount due to third parties under applicable Law (including pursuant to NRS Chapter 342) in connection with the Transfer or the Business Closure; and
(k)    except as provided in Section 7.6, all Liabilities for Taxes arising out of or relating to (i) the Assets for any Pre-Asset Closing Tax Period and (ii) the Business.
Notwithstanding the forgoing, to the extent that any Excluded Liability is a Business Closure Cost, Seller shall be entitled to satisfy such Excluded Liability from the Business Closure Escrow Amount; provided, that no federal, state, or local income Tax obligations of Seller or Seller’s Affiliates, whether arising from or attributable to ordinary income, capital gains, or otherwise, shall be satisfied from the Business Closure Escrow Amount.
ARTICLE III
PURCHASE PRICE AND ESCROWS
Section 3.1    Purchase Price. In consideration for the Assets, Buyer hereby agrees to assume the Assumed Liabilities and to pay to Seller, and Seller hereby agrees to accept from Buyer, the sum of One Hundred Fifty Five Million Dollars ($155,000,000) (the “Purchase Price”).
Section 3.2    Business Closure Escrow. At the Asset Closing, Buyer shall deliver to the Escrow Agent an additional amount equal to the Business Closure Escrow Amount in Current Funds for deposit in the Business Closure Escrow Account in accordance with the terms of the Escrow

Agreement. The Business Closure Escrow Amount shall be used solely to satisfy the Business Closure Costs incurred in accordance with this Agreement, including Reserved Business Closure Costs and Deferred Business Closure Costs. Upon written notice from Seller that all Business Closure Costs incurred by Seller have been satisfied, which Seller shall provide promptly after all Business Closure Costs have been satisfied, the parties hereto shall instruct the Escrow Agent to promptly release the amount remaining in the Business Closure Escrow Account, if any, to Buyer, pursuant to the terms of the Escrow Agreement. Notwithstanding the foregoing sentence, in the event that Seller has not given the written notice provided in the immediately preceding sentence by the twenty-four (24)-month anniversary of the Asset Closing, then any party may instruct the Escrow Agent in writing to promptly release to Buyer, pursuant to the terms of the Escrow Agreement, (i) the amount remaining in the Business Closure Escrow Account, if any, less (ii) any Reserved Business Closure Costs that have been identified by Seller to Buyer pursuant to the terms of this Agreement, provided that, upon the thirty-six (36)-month anniversary of the Asset Closing Date, any party may instruct the Escrow Agent in writing to promptly release to Buyer, pursuant to the terms of the Escrow Agreement, all amounts remaining in the Business Closure Escrow Account, if any, other than amounts remaining in the Business Closure Escrow Account either expressly reserved or earmarked by Seller, but not yet paid by the thirty-six (36)-month anniversary of the Asset Closing Date, for the payment of one or more Deferred Business Closure Costs, any such amounts to be expressly reserved or earmarked by Seller in a written estimate, prepared in good faith and delivered by Seller to Buyer on or before the thirty-six (36)-month anniversary of the Asset Closing Date. Notwithstanding anything to the contrary contained herein, upon the seventy-two (72)-month anniversary of the Asset Closing Date, any party may instruct Escrow Agent to promptly release to Buyer any and all amounts remaining in the Business Closure Escrow Account, irrespective of whether any amounts therein have been reserved or earmarked by Seller for Deferred Business Closure Costs. Neither Seller nor ROC nor their respective Affiliates shall have any further recourse to funds released from the Business Closure Escrow Account in accordance with this Section 3.2.
Section 3.3    Completion Escrow. At the Asset Closing, the Completion Escrow Amount shall be withheld by the Escrow Agent from Seller’s proceeds and deposited in the Completion Escrow Account in accordance with the terms of the Escrow Agreement. Subject to Seller’s and ROC’s full and complete performance of their obligations under this Agreement and the other Transaction Documents, the parties shall instruct the Escrow Agent to promptly release and pay the Completion Escrow Amount, plus the interest accrued thereon, and less any deductions made therefrom pursuant to the terms of this Agreement (including any accrued but unpaid Liquidated Damages Payments pursuant to Section 7.9), to Seller (or its designee), pursuant to the terms of the Escrow Agreement, after the completion of the Business Closure on the date on which Buyer takes complete and final physical possession of the Property.
Section 3.4    Allocation of Purchase Price.
(a)    Buyer and Seller agree that for federal, state and local income Tax purposes, and for applicable real property transfer Tax purposes (including NRS 375.020 and 375.060), all of the Purchase Price (including any Assumed Liabilities that are required to be treated as part of the Purchase Price for federal income Tax purposes) shall be allocated to the Property, and the State of

Nevada Declaration of Value Forms prepared and delivered in accordance with Section 4.2(a)(v) and Section 4.2(b)(iv) shall be consistent with the foregoing.
(b)    Within thirty (30) calendar days after the Asset Closing Date, Seller shall prepare and deliver to Buyer a proposed schedule reflecting the allocation of the Purchase Price and including Assumed Liabilities that are required to be treated as part of the Purchase Price for federal income tax purposes (the “Tax Consideration”) among the components of the Property constituting separate assets for income tax purposes (and any other assets that are considered to be acquired for federal income tax purposes), in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Proposed Purchase Price Allocation”). Buyer and Seller shall thereafter cooperate in good faith to agree, based on the Proposed Purchase Price Allocation, on a final and conclusive allocation of the Tax Consideration to such components of the Property (the “Final Purchase Price Allocation”) within sixty (60) calendar days following Buyer’s receipt of the Proposed Purchase Price Allocation. If Buyer and Seller cannot agree on the allocation of the Tax Consideration with respect to one or more components within such sixty (60) calendar-day period (each, a “Disputed Component”), (1) the Disputed Components shall not be included in the Final Purchase Price Allocation, (2) Buyer and Seller shall be bound by the Final Purchase Price Allocation as it applies to all components other than the Disputed Components, and (3) each of Buyer and Seller may treat or report the allocation of the Purchase Price and other taxable consideration to Disputed Components without regard to their treatment by the respective other party, provided that the aggregate amount each party allocates to Disputed Components shall be equal to the excess of the Tax Consideration over the amount of the Tax Consideration allocated pursuant to the Final Purchase Price Allocation. Buyer and Seller shall report the allocation of the Tax Consideration for Tax purposes in a manner consistent with the Final Purchase Price Allocation and file all Tax Returns in accordance therewith. No later than one hundred eighty (180) days after the Asset Closing Date, each of Buyer and Seller shall provide each other an accurate and complete copy of the IRS Form 8594 to be filed by such Person; provided, however, that no Purchase Price or other taxable consideration shall be allocated to Assets other than Assets which constitute the Property. Buyer and Seller agree not to take any position, and cause its Affiliates not to take any position, inconsistent with such Final Purchase Price Allocation for federal income Tax purposes, unless there is a “determination” within the meaning of Section 1313(a) of the Code, or either party hereto has obtained an opinion from a nationally recognized accounting firm to the effect that the Final Purchase Price Allocation is, or is more likely than not, incorrect.
ARTICLE IV
ASSET CLOSING
Section 4.1    Date, Time and Place. The closing of the purchase and sale of the Assets and the assumption of the Assumed Liabilities (the “Asset Closing”), shall take place on the date of this Agreement (the “Asset Closing Date”), at the offices of the Title Company through the escrow established with the Title Company, unless another time or place shall be agreed to by the parties hereto. Seller and Buyer agree to execute and be bound by such other reasonable and customary supplemental escrow instructions as may be necessary or reasonably required by the Title Company in order to consummate the purchase and sale transaction contemplated herein, provided that such escrow instructions are consistent with the terms of this Agreement. In the event of any inconsistency between the terms and provisions of such supplemental escrow instructions and the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, absent an express written agreement between the parties hereto to the contrary, which written agreement acknowledges this Section 4.1.
Section 4.2    Deliveries at the Asset Closing.
(a)    Deliveries by Seller. At or prior to the Asset Closing, Seller shall execute and deliver, or shall cause to be executed and delivered, to the Title Company:
(i)    Grant, Bargain and Sale Deed. A duly executed and acknowledged Grant, Bargain and Sale Deed, substantially in the form attached hereto as Exhibit B, conveying Seller’s fee simple interest in the Property to Buyer. It is expressly understood and agreed that the vesting of title to the Property in Buyer under the Grant, Bargain and Sale Deed shall be set forth as “County of Clark (Las Vegas Convention and Visitors Authority);”
(ii)    Escrow Agreement. Three (3) executed original counterparts of the Escrow Agreement, substantially in the form attached hereto as Exhibit C;
(iii)    Non-Foreign Affidavit. One (1) executed original of a Non-Foreign Affidavit, substantially in the form attached hereto as Exhibit D;
(iv)    Lien Release Documentation. Payoff letters or releases, in form and substance reasonably satisfactory to the Title Company and Buyer, evidencing the release of all Liens on the Assets and authorizing the Title Company and Buyer or their respective agents to file UCC-3 termination statements or other reconveyances or release documents, as applicable, with respect to any such Lien at or pursuant to the Asset Closing;
(v)    State of Nevada Declaration of Value Form. One (1) executed original counterpart of the State of Nevada Declaration of Value Form setting forth the amount of the Purchase Price, to the extent required;
(vi)    Lease. Two (2) executed original counterparts of the Lease executed by ROC, pursuant to which Buyer shall lease the Property to ROC for the term and subject to the conditions set forth in the Lease;
(vii)    Lease Guaranty. Two (2) executed original counterparts of the Lease Guaranty, substantially in the form attached hereto as Exhibit E, pursuant to which Seller shall guaranty the obligations of ROC under the Lease (the “Lease Guaranty”); and
(viii)    Other Documents. Any other documents, instruments or agreements which are reasonably requested (including any items reasonably requested by the Title Company to issue the Title Policy, such as, without limitation, Items C (as to the Grant, Bargain and Sale Deed), E, H and L (as to Seller only), set forth in the Schedule B Section One Requirements of the Title

Commitment) and that are necessary to consummate the transactions contemplated hereby and have not previously been delivered.
(b)    Deliveries by Buyer. At or prior to the Asset Closing, Buyer shall execute and deliver, or shall cause to be executed and delivered, to the Title Company:
(i)    Purchase Price. The Purchase Price in Current Funds;
(ii)    Business Closure Escrow Amount. The Business Closure Escrow Amount (i.e., $27,500,000) in Current Funds;
(iii)    Escrow Agreement. Three (3) executed original counterparts of the Escrow Agreement;
(iv)    State of Nevada Declaration of Value Form. One (1) executed original counterpart of the State of Nevada Declaration of Value Form setting forth the amount of the Purchase Price, to the extent required;
(v)    Lease. Two (2) executed original counterparts of the Lease; and
(vi)    Other Documents. Any other documents, instruments or agreements which are reasonably requested (including any items reasonably requested by the Title Company to issue the Title Policy) and that are necessary to consummate the transactions contemplated hereby and have not previously been delivered.
(c)    Actions of Title Company. At the Asset Closing, Buyer and Seller shall cause the Title Company, after completion of the deliveries set forth in Section 4.2(a) and (b), to:
(i)    Asset Closing Settlement Statement. Attach signatures to the final Asset Closing settlement statement prepared by the Title Company and approved by Seller and Buyer;
(ii)    Recordation. Record the Grant, Bargain and Sale Deed and the State of Nevada Declaration of Value Form in the Official Records;
(iii)    Satisfaction of Indebtedness. Disburse all sums necessary to Seller’s creditors to effectuate the release and discharge of all Liens (other than Permitted Liens) on the Assets and to terminate UCC-1 financing statements with respect to the Assets, including the release, discharge and termination of the Liens identified in exception numbers 34 through 37, inclusive, of Schedule B, Part Two, of the Title Commitment;
(iv)    Business Closure Escrow Amount. Disburse the Business Closure Escrow Amount (i.e., $27,500,000) to the Escrow Agent for deposit into the Business Closure Escrow Account in accordance with the terms of the Escrow Agreement;
(v)    Completion Escrow Amount. Disburse the Completion Escrow Amount to the Escrow Agent for deposit into the Completion Escrow Account in accordance with the terms of the Escrow Agreement;

(vi)    Purchase Price. Disburse to Seller in Current Funds the balance of the Purchase Price in accordance with the final Asset Closing settlement statement;
(vii)    Escrow Agreement. Deliver one (1) fully executed original of the Escrow Agreement to each of Seller, Buyer and the Escrow Agent;
(viii)    Grant, Bargain and Sale Deed. Deliver to Seller and Buyer a conformed copy of the recorded Grant, Bargain and Sale Deed and the State of Nevada Declaration of Value Form, the original to be mailed to Buyer immediately following recordation thereof;
(ix)    Lease. Deliver to each of Buyer and ROC one (1) fully executed original of the Lease;
(x)    Lease Guaranty. Deliver to Buyer two (2) executed originals of the Lease Guaranty; and
(xi)    Return of Buyer’s Excess Remittances. Return to Buyer any excess sums deposited by Buyer with the Title Company.
(d)    Delivery of Title Policy. After the Asset Closing, the Title Company shall promptly deliver the Title Policy to Buyer.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER AND ROC
Seller and ROC, jointly and severally, represent and warrant to Buyer that the statements contained in this Article V are true and correct, except as set forth in the Schedules of this Agreement. The Schedules of this Agreement are arranged in paragraphs corresponding to the numbered and lettered sections and subsections of this Agreement, and the disclosures in any paragraph shall qualify other sections or subsections of this Agreement to the extent that it is reasonably apparent on its face that such disclosure is relevant to such other section or subsection of this Agreement.
Section 5.1    Organization of Seller and ROC. Each of Seller and ROC is duly organized, validly existing and in good standing under the Laws of the State of Nevada and has all requisite power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is now currently being conducted. Each of Seller and ROC is duly qualified or licensed to do business and is in good standing in the State of Nevada.
Section 5.2    Authority; No Conflict; Required Filings and Approvals.
(c)    Each of Seller and ROC has all requisite power and authority to enter into this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated by this Agreement and the other Transaction Documents. The execution and delivery of this Agreement, each other Transaction Document and the consummation by Seller and ROC of the transactions contemplated by this Agreement and the other Transaction Documents have been duly authorized by all necessary action on the part of Seller and ROC, respectively, and no other action on the part of Seller or ROC or any of their respective equity holders is necessary in order to authorize the performance by Seller or ROC, as applicable, of its obligations hereunder or under any other Transaction Document. This Agreement has been duly executed and delivered by Seller and ROC and constitutes the legal, valid and binding obligation of Seller and ROC, enforceable against Seller and ROC in accordance with its terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity. When executed and delivered by Seller or ROC, as applicable, each other Transaction Document shall have been duly executed and delivered by Seller or ROC, as applicable, and shall constitute the legal, valid and binding obligation of Seller or ROC, as applicable, enforceable against Seller or ROC, as applicable, in accordance with its terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.
(d)    The execution and delivery of this Agreement and each other Transaction Document to which it is a party by Seller and ROC does not, and the consummation by Seller and ROC of the transactions contemplated by this Agreement and the other Transaction Documents will not, (i) result in any violation or breach of any provision of its articles of incorporation, bylaws or other organizational documents of Seller or ROC, as applicable, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require an Approval under, any of the terms, conditions or provisions of any Contract or obligation to which Seller or ROC is a party or by which Seller, ROC or any of the Assets may be bound, or (iii) subject to the filings with Governmental Authorities and other matters referred to in Section 5.2(c), conflict with or violate any Seller Permit, judgment or Law applicable to Seller, ROC or the Assets or any other properties or assets of Seller or ROC, except, in the case of clauses (ii) and (iii) above, as would not, individually or in the aggregate, be reasonably likely to have a Seller Material Adverse Effect.
(e)    No Approval of or with any court or arbitrator or foreign or domestic governmental, administrative or regulatory authority, agency, commission, body or instrumentality, including the Gaming Authorities (each, a “Governmental Authority” and collectively, “Governmental Authorities”) is required by or with respect to Seller or ROC in connection with the execution and delivery by Seller or ROC, as applicable, of this Agreement, the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except for (i) such Approvals required under applicable Gaming Laws, (ii) such Approvals related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or service of alcoholic beverages (collectively, the “Liquor Laws”), and (iii) such other Approvals as may be required under the Laws of any jurisdiction in which Seller or ROC conducts any business or owns any assets, the failure of which to make or obtain would not, individually or in the aggregate, be reasonably likely to have a Seller Material Adverse Effect. For purposes of this Section 5.2(c) only, Buyer shall not be deemed to be a “Governmental Authority,” as that term is defined in this Agreement.

Section 5.3    Real Property.
(a)    Seller holds good and marketable fee simple title to the Property, free and clear of any and all Liens except for Permitted Liens. None of the Property consists of real property leased, licensed or occupied by Seller as a tenant, licensee or other occupant pursuant to a lease, sublease, license or other occupancy arrangement. With respect to the Property: (i) there are no outstanding options, rights of first offer, rights of reverter or rights of first refusal to purchase the Property or any portion thereof; and (ii) except as set forth in Schedule 5.3(a), neither Seller nor ROC is a party to any outstanding Contract for the purchase or sale, exchange, encumbrance or transfer of any interest in the Property, other than this Agreement and Permitted Liens. To Seller’s Knowledge, complete and accurate copies of all outstanding Contracts for the lease of any interest in the Property have been made available to Buyer.
(b)    Neither Seller nor ROC has received written notice of, and, to Seller’s Knowledge, there does not exist, any pending or threatened condemnation, eminent domain, or similar Proceedings with regard to the Property.
(c)    Neither Seller nor ROC has received written notice of any pending or threatened curtailment or reduction of any utility to the Property and, to Seller’s Knowledge, there is no pending or threatened curtailment or reduction of any utility to the Property.
(d)    To Seller’s Knowledge, except for matters disclosed by the Title Commitment or the Survey, neither Seller nor ROC has received written notice of, and, to Seller’s Knowledge, there does not exist any obligation, commitment or requirement that any building, structure or other improvement be constructed, built, operated or maintained on the Property for the use, enjoyment or other benefit by any neighboring property.
(e)    Except for matters disclosed by the Title Commitment, neither Seller nor ROC has received in the past two (2) years written notice from any Governmental Authority of any currently proposed assessment on the Property for the funding of the construction of public improvements that would be reasonably likely to have a Seller Material Adverse Effect.
Section 5.4    Environmental Matters. Except as set forth in Schedule 5.4(a), to Seller’s Knowledge, there are no Environmental Conditions, Environmental Notices or Environmental Claims with respect to the Property. Seller and ROC have provided or otherwise made available to Buyer and listed in Schedule 5.4(b): (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Assets which are in the possession or control of Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the release of Hazardous Substances; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

Section 5.5    Brokers. None of Seller, ROC, their respective Affiliates or their respective Representatives have employed any broker, financial advisor or finder in connection with the transactions contemplated by this Agreement or the Transaction Documents. None of Seller, ROC, their respective Affiliates, or their respective Representatives have incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement or the Transaction Documents.
Section 5.6    Litigation. There are no Proceedings pending or, to Seller’s Knowledge, threatened against Seller, ROC or any of their respective Affiliates which, if determined adversely, would reasonably be expected to prevent or materially delay Seller from completing the transactions contemplated by this Agreement and the other Transaction Documents or that would materially and adversely affect the Assets.
Section 5.7    Taxes. All Taxes imposed with respect to the Assets have been timely paid in full when due, and all Tax Returns that are required to be filed with respect to the Assets on or prior to the date of the Asset Closing Date have been timely filed and are correct and complete in all material respects. The Property is not subject to Liens arising from a failure to pay any Taxes.
Section 5.8    Assigned Seller Permits. The Assigned Seller Permits represent all Approvals necessary for ownership of the Assets. No material default has occurred in the due observance or condition of any Assigned Seller Permit which has not been heretofore corrected and, to Seller’s Knowledge, no event has occurred which, by notice or the passage of time, or both, would result in a material default thereunder. The Assigned Seller Permits are in full force and effect and all the material requirements and conditions of the Assigned Seller Permits have been fully complied with.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller that the statements contained in this Article VI are true and correct.
Section 6.1    Organization. Buyer is a local governmental entity of the State of Nevada and has all requisite power and authority to carry on its business as now being conducted.
Section 6.2    Authority; No Conflict; Required Filings and Approvals.
(f)    Buyer has all requisite power and authority to enter into this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated by this Agreement and such other Transaction Documents. The execution and delivery of this Agreement and the other Transaction Documents and the consummation by Buyer of the transactions contemplated by this Agreement and the other Transaction Documents have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect affecting creditors’ rights generally, and (ii) general principles of equity. When executed and delivered by Buyer, each other Transaction Document shall have been duly executed and delivered by Buyer and shall constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.
(g)    The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is a party does not, and the consummation by Buyer of the transactions contemplated by this Agreement and the other Transaction Documents will not, (i) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require an Approval under, any of the terms, conditions or provisions of any Contract or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, or (ii) subject to the filings with Governmental Authorities and other matters referred to in Section 6.2(c), conflict with or violate any permits, judgments or Laws applicable to Buyer or any of its properties or assets, except, in each case, as would not, individually or in the aggregate, be reasonably likely to have a Buyer Material Adverse Effect.
(h)    No Approval of any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery by Buyer of this Agreement or any other Transaction Document to which it is a party or the consummation of the transactions contemplated hereby or thereby, except for (i) Approvals which may be required under applicable Gaming Laws or Liquor Laws, and (ii) such other Approvals as may be required under the Laws of any jurisdiction in which Buyer conducts any business or owns any assets, the failure of which to make or obtain would not, individually or in the aggregate, be reasonably likely to have a Buyer Material Adverse Effect.
Section 6.3    Brokers. Except for Morgan Stanley & Co., LLC, neither Buyer nor its Representatives have employed any broker, financial advisor or finder in connection with the transactions contemplated by this Agreement and the other Transaction Documents. Except for any brokerage fees, commissions or finder’s fees due to Morgan Stanley & Co., LLC, which shall be solely the responsibility of Buyer, neither Buyer nor its Representatives have incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.
Section 6.4    Financing. Buyer’s performance of its financial obligations to Seller under the terms of this Agreement is not conditioned or dependent upon Buyer securing financing from any third party, and Buyer has, as of the date hereof, sufficient funds to enable Buyer to perform its financial obligations to Seller hereunder, including payment of the Purchase Price and all fees and expenses necessary for or related to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.
Section 6.5    Waiver of Buyer’s Due Diligence Investigation. Without limiting the representations, warranties and covenants of Seller and ROC herein and in the other Transaction Documents, Buyer acknowledges that it has had the opportunity, directly or through its

Representatives, to inspect the Property and the other Assets and to conduct due diligence with respect thereto.
Section 6.6    Litigation. There are no Proceedings pending or, to Buyer’s Knowledge, threatened against Buyer or any Affiliate of Buyer which, if determined adversely, would reasonably be expected to prevent or materially delay Buyer from completing the transactions contemplated by this Agreement and the other Transaction Documents.
ARTICLE VII
COVENANTS
Section 7.1    Employee Matters.
(i)    Buyer shall not assume any of the Seller Benefit Plans, and any Liabilities arising from the Seller Benefit Plans or Seller’s, ROC’s, or their respective Affiliates’ employment of the Employees, which shall in all respects remain the sole obligation of Seller or ROC, as applicable. Further, Seller, ROC, and their respective Affiliates shall bear the cost and expense of any workers’ compensation claim asserted and arising out of an injury sustained by any Employee. Seller, ROC and their respective Affiliates shall also be responsible for any Liabilities that may result from the termination of employment of any of their respective Employees. Seller shall maintain in good standing the corporate entity that provides health benefits to Employees and shall provide all notifications and administration of COBRA benefits to Employees for as long as legally required, and Buyer shall have no Liability with respect to any of the foregoing.
(j)    Nothing in this Agreement, expressed or implied, shall confer upon any Employee any rights or remedies, including any right to employment or continued employment, for any period.
Section 7.2    Confidentiality. Except as may be required by Law (including as required to consummate the transactions contemplated by this Agreement and the other Transaction Documents), including NRS 241.010 et. seq. and NRS 239.001 et. seq., Buyer shall hold and cause its Representatives to hold any non-public information furnished to it by Seller in confidence in accordance with the Confidentiality Agreement. Notwithstanding anything herein to the contrary, Buyer shall consult with Seller and ROC regarding the contents of any publication of information regarding the transactions contemplated by this Agreement and the other Transaction Documents, including any public notice of meeting of Buyer to consider the transactions contemplated by this Agreement and the other Transaction Documents. The Confidentiality Agreement shall survive the Asset Closing and continue in full force and effect thereafter pursuant to its terms. Buyer and Seller agree that, in the event any proprietary information or knowledge relating to an Excluded Asset is obtained, revealed or otherwise made known to Buyer through Seller’s removal of the Excluded Assets Buyer shall not reveal, disclose, employ or otherwise use any such proprietary information and shall hold such information in confidence in accordance with the Confidentiality Agreement, except as may be required by Law, including NRS 241.010 et. seq. and NRS 239.001 et. seq.
Section 7.3    Governmental Approvals; Compliance with Law.

(a)    The parties hereto shall reasonably cooperate with each other and use their commercially reasonable efforts to (i) as promptly as practicable, take, or cause to be taken, all appropriate action, and do or cause to be done, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents, (ii) obtain from any Governmental Authorities any Approvals required (A) to be obtained or made by Seller, Buyer or any of their respective Affiliates, or the respective Representatives of any of the foregoing, in connection with the authorization, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, (B) under any applicable Law, including any applicable Gaming Laws and/or Liquor Laws (the Approvals described in the foregoing clauses (A) and (B) shall be collectively referred to herein as the “Governmental Approvals”), and (C) to reasonably avoid any Proceedings by any Governmental Authority that could adversely impact the authorization, execution and delivery of this Agreement or the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, (iii) make all necessary filings, and thereafter make any other required submissions with respect to this Agreement and the other Transaction Documents and the transactions contemplated by this Agreement and the other Transaction Documents, as required under any applicable Law, including any applicable Gaming Laws and/or Liquor Laws, and (iv) comply with the terms and conditions of (A) all Governmental Approvals and (B) any applicable Law. The parties hereto and their respective Representatives and Affiliates shall, as promptly as practicable after the Asset Closing Date, file all required applications and documents and shall act diligently and with reasonable promptness for the purpose of obtaining all Governmental Approvals. Buyer and Seller shall use commercially reasonable efforts to schedule and attend any hearings or meetings with Governmental Authorities to obtain the Governmental Approvals as promptly as possible. To the extent practicable, and subject to applicable Laws, each party hereto shall consult with the other with regard to the exchange of information relating to Buyer or Seller, as the case may be, and any of their respective Affiliates or Representatives which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement and the other Transaction Documents. Without limiting the foregoing, Buyer and Seller shall notify the other party promptly of the receipt of comments or requests from Governmental Authorities relating to any Governmental Approvals, and, upon reasonable request, shall supply the other party with copies of all correspondence between Governmental Authorities and the notifying party, or any of its Representatives, with respect to such Governmental Approvals, except with respect to personal confidential information of individuals, which no party hereto shall be obligated to provide to another party hereto.
(b)    Buyer and Seller shall promptly advise each other upon receiving any communication from any Governmental Authority whose Approval is required for consummation of the transactions governed by this Agreement and the other Transaction Documents which causes such party to reasonably believe that there is a reasonable likelihood that such Approval from such Governmental Authority will not be obtained or that the receipt of any such Approval will be materially delayed. Buyer and Seller shall use their commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary to defend any Proceedings challenging this Agreement or the other Transaction Documents or the consummation of the transactions governed by this Agreement or the other Transaction Documents, and to prevent the entry by any Governmental Authority of any decree, injunction or other order challenging this Agreement or the other Transaction Documents the consummation of the transactions governed by this Agreement or the other Transaction Documents, and shall appeal as promptly as possible any such decree, injunction or other order or seek to have any such decree, injunction or other order vacated or reversed.
(c)    Notwithstanding the other provisions of this Section 7.3 or any other provision of this Agreement to the contrary, Seller shall be solely responsible (at its sole cost and expense) for obtaining any Approvals required to be obtained under, in connection with, or related to the Gaming Laws and Buyer shall have no responsibility therefor other than to reasonably cooperate with Seller in Seller’s pursuit of such Approvals. Seller shall be permitted to satisfy the legal costs and expenses incurred in connection with its pursuit of such Approvals from the Business Closure Escrow Amount.
Section 7.4    Publicity; Trademarks. Except as may be required by applicable Law, including NRS 241.010 et. seq. and NRS 239.001 et. seq., prior to the end of the Business Closure Period, no public release or announcement regarding the transactions contemplated hereby shall be issued or caused to be issued by Buyer unless Buyer first consults with and obtains the prior written consent of Seller or ROC as to the form and content of such public release or announcement. Notwithstanding the immediately preceding sentence, (i) Buyer shall be permitted to refer to the transactions contemplated hereby generally in connection with public discussions regarding the development, expansion and operation of the Las Vegas Convention Center and, solely in connection therewith, shall be permitted to refer to the Property as the “Riviera”, the “Riviera Hotel”, the “Riviera Hotel and Casino” and similar names associated with the Property and (ii) Buyer shall not be deemed to be in breach of this Section 7.4 with respect to a public release or announcement made by a member of Buyer’s Board of Directors so long as Buyer has requested that such members refrain from making a disparaging statement regarding Seller, ROC or their respective participation in the transactions contemplated hereby. Buyer acknowledges and agrees that Seller or its Affiliates may issue a press release incident to the signing of this Agreement and/or the consummation of the transactions contemplated hereby after reasonable consultation with Buyer. Buyer further acknowledges and agrees that Seller and its Affiliates shall have the right, after reasonable consultation with Buyer, to provide notice to and make any filings with any Governmental Authorities, including the Securities and Exchange Commission, which may be required under applicable Laws. Except as may be permitted by this Section 7.4 or as may be required by applicable Law, no use of any name or trademark used by Seller, ROC or Buyer, as applicable, its controlling owners, or their respective Affiliates, shall be made by Buyer, Seller or ROC, as applicable, unless, in each case, Buyer, Seller or ROC, as applicable, first consults with and obtains the prior written consent of Seller, ROC or Buyer, as applicable, as to the form and content of such use.
Section 7.5    Further Assurances and Actions.
(a)    Subject to the terms and conditions herein, each party hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents, including using its commercially reasonable efforts to obtain all

Governmental Approvals and all other Approvals as are necessary for consummation of the transactions contemplated by this Agreement and the other Transaction Documents.
(b)    In case at any time after the Asset Closing any further action is necessary to carry out the purposes of this Agreement or the other Transaction Documents or to vest Buyer with full title to the Assets and the assumption of the Assumed Liabilities, the proper Representatives of Buyer, Seller and ROC shall take all action reasonably necessary (including executing and delivering further notices, releases and agreements), provided, that if such action is necessary due to events or circumstances particular to Buyer, Buyer shall bear the cost of such action, and if such action is necessary due to events or circumstances particular to Seller, Seller shall bear the cost of such action.
Section 7.6    Real Property Transfer Taxes; Asset Closing Costs. All real estate transfer taxes imposed on the transfer of the Property, if any, shall be borne by Buyer. Buyer and Seller shall cooperate in order to minimize the amount of such Taxes and in preparing, executing and filing all Tax Returns and other documentation on a timely basis as may be required to comply with the provisions of any applicable Tax Laws. All fees of the Escrow Agent and Title Company, including recording fees and fees and premiums for the Title Policy and any upgrades or endorsements thereto, shall be borne by Buyer. Any costs incurred solely in connection with the Asset Closing not specifically provided for herein (which, for the avoidance of doubt, shall not include any costs and expenses associated with conducting the Business Closure, including any Business Closure Costs or other costs and expenses incurred in connection with the Lease or the Business Closure) shall be paid by Buyer; provided, however, that each party shall pay the fees for its own attorneys and other advisors (subject to Section 10.13), and, except as otherwise provided herein, any Taxes, imposed by a Governmental Authority on such party in connection with or as a result of the transactions contemplated hereby.
Section 7.7    Taxes. Subject to the liability of Buyer for transfer taxes under Section 7.6, Seller and ROC shall be liable for, and shall hold Buyer harmless from, any Liabilities for Taxes in respect of the Assets for periods, and portions thereof, ending on or prior to the Asset Closing Date. Seller and ROC shall also be responsible for paying any amount of Taxes with respect to Pre-Asset Closing Tax Periods that have not been paid prior to the Asset Closing. In determining the liability of Buyer, on the one hand, and Seller and ROC, on the other hand, for any Straddle Period, any Taxes imposed on a time basis shall be pro-rated based on constant daily accrual basis and any other Taxes shall be allocated between Buyer and Seller and ROC on a closing-of-the-books basis as of the end of the Asset Closing Date. Seller and ROC shall be liable and responsible for any and all federal, state and local income Taxes incurred in connection with the Transfer, other than any real estate transfer taxes, whether resulting from ordinary income, capital gains, or otherwise, and Seller and ROC agree that no portion of the Business Closure Escrow Amount shall be utilized for payment of such Taxes.
Section 7.8    Insurance. Seller’s and ROC’s fire insurance, casualty insurance and other insurance policies, as applicable, may be cancelled by Seller or ROC, as applicable, as of the Asset Closing Date, and any refunded premiums shall be retained by Seller or ROC, as applicable. Buyer shall be responsible for procuring casualty insurance, liability insurance and other insurance policies for the Property for all periods after Asset Closing. Notwithstanding the foregoing, ROC shall procure and maintain fire insurance, casualty insurance, liability insurance and other insurance policies for the Property for the period after the Asset Closing through the Lease Termination Date, the premiums of which shall be payable from the Business Closure Escrow Amount.
Section 7.9    Business Closure.
(a)    Buyer, Seller and ROC acknowledge and agree that the intent of Buyer in consummating the transactions contemplated by this Agreement and the other Transaction Documents is to effect the Business Closure of the Hotel/Casino.
(b)    Seller and ROC shall maintain all Seller Permits and Gaming Approvals reasonably necessary to enable Seller and ROC to operate the Hotel/Casino during the Business Closure Period and to sell the Gaming Assets.
(c)    Seller and ROC shall use their respective commercially reasonable efforts to effect the Business Closure during the Business Closure Period; provided, however, that if the Business Closure is not completed within the Business Closure Period, Buyer shall be entitled to the following payments (each, a “Liquidated Damages Payment”):
(i)    for the period commencing on the first (1st) day following the end of the Business Closure Period and ending on the thirtieth (30th) day following the end of the Business Closure Period, a payment of Five Thousand Dollars ($5,000) per day that the Business Closure is not completed;
(ii)    for the period commencing on the thirty-first (31st) day following the end of the Business Closure Period and ending on the sixtieth (60th) day following the end of the Business Closure Period, a payment of Ten Thousand Dollars ($10,000) per day that the Business Closure is not completed;
(iii)    for the period commencing on the sixty-first (61st) day following the end of the Business Closure Period and ending on the ninetieth (90th) day following the end of the Business Closure Period, a payment of Fifteen Thousand Dollars ($15,000) per day that the Business Closure is not completed; and
(iv)    for the period commencing on the ninety-first (91st) day following the end of the Business Closure Period, a payment of Twenty Thousand Dollars ($20,000) per day that the Business Closure is not completed;
All Liquidated Damages Payments shall be made to Buyer, at Buyer’s election, (i) by the Escrow Agent from the Completion Escrow Amount or (ii) by Seller or ROC, in each case on the first day of each calendar month following the accrual of such Liquidated Damages Payments. Without limiting the forgoing, Seller and ROC shall:
(d)    Without limiting the foregoing, Seller and ROC shall:
(i)    comply with the obligations of Section 7.3 (Governmental Approvals);

(ii)    prepare a closure plan for the Hotel/Casino pursuant to Gaming Law, and as required by the Gaming Authorities (the “Business Closure Plan”);
(iii)    prepare and deliver to Buyer an estimated budget in connection with the Business Closure Plan, which budget may be updated by Seller from time to time during the Business Closure Period;
(iv)    terminate all Contracts associated with the Business and the Hotel/Casino and pay any associated termination fees, including any and all withdrawal liability arising from, under, or in connection with any collective bargaining agreements; provided, that (A) Seller and ROC shall only be required to use their respective best efforts to terminate the Contracts associated with Exception Number 28 and Exception Number 33 of Schedule B, Part Two, of the Title Commitment (the “Excepted Leases”) and shall not be liable for any Liquidated Damages Payment with respect to a failure to terminate the Excepted Leases and (B) failure to terminate the Excepted Leases shall not constitute cause for withholding any release of the Completion Escrow Amount so long as Seller and ROC shall have complied with their obligations under this Section 7.9(d)(iv); and, provided, further, Buyer agrees that Seller and ROC may offer to the lessees under the Excepted Leases as part of any termination that Buyer will agree to a renewal of the Excepted Leases on substantially the same terms once Buyer’s construction and renovation plans for the Property have been completed;
(v)    sell all Personal Property of Seller, ROC and any of their respective Affiliates, excluding Gaming Assets, associated with the Hotel/Casino on terms no more favorable to the purchaser thereof than the terms of an arm’s length transaction with an unaffiliated third party and, promptly after receipt, deposit the proceeds of such sale in the Business Closure Escrow Account; provided, that if the proceeds of such sale are received after the release of the Business Closure Escrow Amount pursuant to Section 3.2, Seller or ROC, as applicable, shall remit the proceeds directly to Buyer;
(vi)    sell all Gaming Assets and retain the proceeds of such sale;
(vii)    remove and clear from the Property all personnel and Personal Property, including the personnel and Personal Property of third parties, by the end of the Business Closure Period, except Personal Property of de minimis value. It is expressly understood and agreed by Seller and ROC that at the end of the Business Closure Period, the Property shall be surrendered to Buyer vacant and free from the presence of any and all Persons. The value of any property shall be deemed to be de minimis with respect to this Section 7.9(d)(vii) if the cost or expense of removal of such Personal Property would be reasonably expected to exceed the fair market value of such Personal Property;
(viii)    notwithstanding that neither Seller nor ROC is a Governmental Authority, fully and strictly comply with the provisions of NRS Chapter 342; and
(ix)    refrain from (a) making any statement to any tenant of the Property or other Person with an interest in the Property that the conduct of the Business Closure is required pursuant to the terms of this Agreement, that the Business Closure is being conducted by a Governmental

Authority, or that the Business Closure is being conducted pursuant to a condemnation, eminent domain or other Proceeding and (b) communicating, stating, expressing or relating to any tenant of the Property or other Person with an interest in the Property that Buyer or any other Governmental Authority affiliated with Buyer may exercise any right of condemnation, eminent domain or other Proceeding with respect to the Property or the Business Closure or that any Person other than Seller and ROC, including Buyer, has any control over the conduct of the Business Closure.
(e)    Buyer shall (i) use its commercially reasonable efforts to cooperate with Seller and ROC to effect the Business Closure, including Seller’s preparation of the Business Closure Plan, (ii) promptly take possession of the Property upon completion by Seller and ROC of the Business Closure, and (iii) comply with the provisions of Section 7.9(d)(ix); provided, that Buyer shall not be deemed to be in breach of this clause (iii) with respect to any statement, communication or expression made by a member of Buyer’s Board of Directors so long as Buyer has requested that such members refrain from making such statements.
(f)    Seller and ROC shall, promptly upon completion of the Business Closure, deliver a certificate to Buyer, executed by a duly authorized officer of Seller and ROC, certifying (i) as to the completion of the Business Closure and the cessation of the Business and all related activities, (ii) that the foregoing was conducted and completed in all material respects in accordance with this Agreement, the other Transaction Documents and applicable Law and (iii) all Approvals required to be obtained by Seller or ROC, as applicable, in order to terminate the Lease and transfer operation of the Property to Buyer have been obtained.
(g)    BUYER, SELLER AND ROC ACKNOWLEDGE THAT BUYER’S DAMAGES IN THE EVENT OF SELLER’S AND ROC’S FAILURE TO EFFECT THE BUSINESS CLOSURE ON OR PRIOR TO THE EXPIRATION OF THE BUSINESS CLOSURE PERIOD WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL OF ASCERTAINMENT. BUYER, SELLER AND ROC HAVE EXPRESSLY NEGOTIATED THIS SECTION 7.9, AND HAVE AGREED THAT IN LIGHT OF THE CIRCUMSTANCES EXISTING AT THE TIME OF EXECUTION OF THIS AGREEMENT, THE AMOUNTS SET FORTH IN SECTION 7.9(C) REPRESENT A REASONABLE ESTIMATE OF THE HARM LIKELY TO BE SUFFERED BY BUYER IN THE EVENT THAT THE BUSINESS CLOSURE IS NOT EFFECTED ON OR PRIOR TO THE EXPIRATION OF THE BUSINESS CLOSURE PERIOD, THAT BUYER’S ACTUAL DAMAGES MAY WELL EXCEED SUCH AMOUNTS, BUT THAT PROOF OF ACTUAL DAMAGES WOULD BE COSTLY OR IMPRACTICAL. IN THE EVENT THAT THE BUSINESS CLOSURE IS NOT EFFECTED ON OR PRIOR TO THE EXPIRATION OF THE BUSINESS CLOSURE PERIOD, THEN BUYER SHALL BE ENTITLED TO THE PAYMENTS SET FORTH IN SECTION 7.9(C) AS ITS SOLE REMEDY AND LIQUIDATED DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT IMPAIR OR LIMIT ANY REMEDY OF BUYER FOR ANY BREACH OF THIS AGREEMENT, THE LEASE OR THE OTHER TRANSACTION DOCUMENTS BY SELLER OR ROC, INCLUDING ANY RIGHT OF EVICTION UNDER THE LEASE.
(h)    In the event that Buyer elects to satisfy any payment due to it pursuant to Section 7.9(c) from the Completion Escrow Amount, each of Buyer, Seller and ROC shall promptly execute joint written instructions to the Escrow Agent to immediately release and distribute to Buyer from the Completion Escrow Amount such amounts that are determined to be due and owing to Buyer pursuant to Section 7.9(c).
Section 7.10    Property Books and Records.
(a)    In order to facilitate the resolution of any claims made by or against or incurred by Seller prior to the Asset Closing, or for any other reasonable purpose, for a period of six (6) years following the Asset Closing Date, Buyer shall:
(i)    retain the Property Books and Records relating to periods prior to the Asset Closing Date; and
(ii)    upon reasonable notice, afford Seller or its Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Property Books and Records.
(b)    In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Asset Closing Date, or for any other reasonable purpose, for a period of six (6) years following the Asset Closing Date, Seller, or its designee, shall:
(v)    retain the books and records (including personnel files) of Seller and ROC which relate to the Business and its operations for periods prior to the Asset Closing; and
(vi)    upon reasonable notice, afford Buyer or its Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.
(c)    Neither Buyer, Seller nor ROC shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this section where such access would violate any Law.
Section 7.11    No Control. Except as permitted by the terms of this Agreement and the other Transaction Documents, prior to the Lease Termination Date, Buyer shall not directly or indirectly control, supervise, direct or interfere with, or attempt to control, supervise, direct or interfere with, the Property or the Assets. Until the Lease Termination Date, the operations and affairs of the Property and the Assets are the sole responsibility of and under Seller’s and ROC’s complete control, except as provided in this Agreement and the other Transaction Documents.
Section 7.12    Release of Claims.
(a)    Without limiting any provision in this Agreement, Buyer, for itself and any of its successors and assigns and their Affiliates, hereby irrevocably and absolutely waives its right to recover from, and forever releases and discharges, and covenants not to file or otherwise pursue any legal action (whether based on contract, statutory rights, common law or otherwise) against, Seller, ROC, their respective Affiliates and any direct or indirect partner, member, manager, trustee, beneficiary, director, shareholder, controlling person, affiliate, officer, attorney, employee, agent, or representative of any of the foregoing, and any of their respective heirs, successors, personal representatives, devisees, donees, and assigns with respect to any and all Proceedings and any liabilities, obligations, fines, penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, known or unknown, contingent or otherwise (including any action or proceeding brought or threatened or ordered by any Governmental Authority), including attorneys’ and experts’ fees and expenses, and investigation and remediation costs, that may arise on account of or in any way be connected with any of the following, except to the extent arising from the fraud or willful misconduct of Seller, ROC or any of their respective Affiliates: (i) any entry upon the Property by Buyer or any of its employees, agents or representatives, and (ii) except with respect to the representations and warranties of Seller and ROC set forth in this Agreement and the other Transaction Documents, the condition of the Property or any portion thereof, including the physical, environmental and structural condition of the Property, any construction defects, errors, omissions or other conditions, latent or otherwise, affecting the Property or any portion thereof or any common area associated therewith, any law or regulation applicable thereto, or any other matter relating to the use, presence, discharge or release of Hazardous Substances on, under, in, above or about the Property. In connection with this Section 7.12(a), Buyer expressly waives the benefits of any provision or principle of federal or state law or regulation that may limit the scope or effect of the foregoing waiver and release to the extent applicable. The provisions of this Section 7.12(a) shall survive the Asset Closing.
(b)    IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE HAS BEEN ADJUSTED BY PRIOR NEGOTIATIONS TO REFLECT THAT THE PROPERTY IS SOLD BY SELLER AND PURCHASED BY BUYER SUBJECT TO THE FOREGOING. IT IS NOT CONTEMPLATED THAT THE PURCHASE PRICE WILL BE INCREASED IF COSTS TO BUYER ASSOCIATED WITH THE PROPERTY PROVE TO BE LESS THAN EXPECTED, NOR WILL THE PURCHASE PRICE BE REDUCED IF THE BUYER’S PLAN FOR THE PROPERTY LEADS TO HIGHER COST PROJECTIONS.
Section 7.13    Arm’s-Length Transaction. The parties covenant and agree that this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby have been fully-negotiated by the parties hereto on an arm’s length basis. Each of Seller and ROC covenant and agree that this Agreement and the other Transaction Documents has been entered into on a fully voluntary basis and under no threat or duress of any kind from Buyer or any other Governmental Authority. Seller and ROC also acknowledge and agree that neither Buyer, its Affiliates nor their respective Representatives has made any threat, statement or other insinuation regarding the exercise of powers of eminent domain, condemnation or similar governmental powers in connection with the Property and the other matters set forth herein, and each of Seller and ROC agree that they shall not take any position or make any statement to the contrary.
ARTICLE VIII
TITLE TO PROPERTY; ASSETS AS IS, WHERE IS
Section 8.1    Title. Buyer has obtained a Second Amended Title Commitment for the Property, dated January 7, 2015 at 7:30 a.m., issued by the Title Company, Order Number NCS-694729-HHLV (the “Title Commitment”), a copy of which has been furnished to Seller.  Buyer hereby acknowledges receipt of the Title Commitment as evidence of the status of Seller’s title to the Property. Buyer agrees to accept title to the Property, subject to the Permitted Liens. Buyer shall, at its sole expense, upon the Asset Closing, obtain a Title Policy. If, during the Representation and Warranty Period, Buyer makes a claim under the Title Policy for a defect in the title to the Property, and the basis of Buyer’s claim under the Title Policy is also a breach by Seller or ROC of a representation or warranty under Section 5.3, Buyer may, concurrently with making a claim under the Title Policy, make a claim for indemnification to Seller and ROC based on such breach. In the event that Buyer makes such a claim for indemnification, Buyer shall diligently and in good faith pursue its claim under the Title Policy until Buyer has exhausted its rights under the Title Policy, and Buyer’s rights to pursue Seller and ROC for indemnification for such breach shall be preserved and shall survive after the Representation and Warranty Period. If Buyer fails to make a claim under the Title Policy for a defect in the title to the Property (the basis of which is also a breach by Seller or ROC of a representation or warranty under Section 5.3) during the Representation and Warranty Period, Buyer shall have no right to seek a claim for indemnification from Seller and ROC for a defect in the title to the Property, the basis of which is a breach by Seller or ROC of a representation or warranty under Section 5.3. For the avoidance of doubt, any liability of Seller and ROC for any such claim for indemnification shall be subject to the Basket Amount and the Representation and Warranty Cap Amount.
Section 8.2    Survey. Buyer acknowledges receipt of a copy of the Survey from Seller.
Section 8.3    ASSETS “AS IS”, “WHERE IS”. SUBJECT ONLY TO SELLER’S AND ROC’S REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN OR ANY CERTIFICATE DELIVERED PURSUANT HERETO AND SUBJECT TO THE CONDITIONS SET FORTH HEREIN, BUYER EXPRESSLY ACKNOWLEDGES AND AGREES, AND REPRESENTS AND WARRANTS TO SELLER, THAT BUYER IS FULLY CAPABLE OF EVALUATING THE ASSETS’ SUITABILITY FOR BUYER’S INTENDED USE THEREOF, AND BUYER IS PURCHASING THE ASSETS WITH ALL DEFECTS IN THEIR “AS IS”, “WHERE IS” CONDITION AND WITH ALL FAULTS, WHETHER KNOWN, UNKNOWN, APPARENT, OR LATENT. BUYER’S DECISION TO PURCHASE THE ASSETS IS NOT BASED ON ANY COVENANT, WARRANTY, PROMISE, AGREEMENT, GUARANTY, OR REPRESENTATION BY SELLER, ROC OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES AS TO CONDITION, PHYSICAL OR OTHERWISE, TITLE, LEASES, RENTS, REVENUES, INCOME, EXPENSES, OPERATION, ZONING OR OTHER REGULATION, COMPLIANCE WITH LAW, SUITABILITY FOR PARTICULAR PURPOSES, NON-INFRINGEMENT OR ANY OTHER MATTER WHATSOEVER EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, NEITHER SELLER, ROC NOR THEIR RESPECTIVE AFFILIATES, NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES, HAS MADE, AND BUYER SPECIFICALLY WAIVES AND RELINQUISHES ALL RIGHTS, PRIVILEGES AND CLAIMS ARISING OUT OF, ANY ALLEGED REPRESENTATIONS, WARRANTIES (INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR USE, NON-INFRINGEMENT AND WARRANTIES ARISING FROM A COURSE OF

DEALING, USAGE OR TRADE), PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, WHICH MAY HAVE BEEN MADE OR GIVEN, OR WHICH MAY BE DEEMED TO HAVE BEEN MADE OR GIVEN, BY SELLER, ROC OR THEIR RESPECTIVE AFFILIATES, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, AS TO, CONCERNING OR WITH RESPECT TO:
(A)    THE VALUE OF THE ASSETS (REGARDLESS OF, WITHOUT LIMITATION, ANY STATEMENTS MADE BY SELLER OR ROC OR ANY ENTRY MADE IN SELLER’S FINANCIAL STATEMENTS);
(B)    THE INCOME DERIVED OR TO BE DERIVED FROM THE ASSETS;
(C)    THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT THEREON, INCLUDING THE POSSIBILITIES FOR FUTURE DEVELOPMENT OF THE PROPERTY;
(D)    THE FITNESS OF THE ASSETS FOR ANY PARTICULAR PURPOSE;
(E)    THE MANNER OR QUALITY OF REPAIR, STATE OF REPAIR OR LACK OF REPAIR OF THE ASSETS;
(F)    THE NATURE, QUALITY OR CONDITION OF THE ASSETS, INCLUDING SOILS CONDITION, ANY GRADING OR OTHER WORK PERFORMED ON OR WITH RESPECT TO THE PROPERTY, AND THE GEOLOGICAL CONDITION OF THE PROPERTY;
(G)    THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY APPLICABLE LAWS;
(H)    THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY;
(I)    COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATION, ORDERS OR REQUIREMENTS, INCLUDING TITLE III OF THE AMERICANS WITH DISABILITIES ACT OF 1990 OR ANY ENVIRONMENTAL LAWS, AS ANY OF THE FOREGOING MAY BE AMENDED FROM TIME TO TIME AND REGULATIONS PROMULGATED UNDER ANY OF THE FOREGOING FROM TIME TO TIME;
(J)    THE PRESENCE, SUSPECTED PRESENCE OR ABSENCE OF HAZARDOUS SUBSTANCES AT, ON, UNDER, OR ADJACENT TO THE PROPERTY;
(K)    THE CONTENT, COMPLETENESS OR ACCURACY OF ANY STUDY MATERIALS, PLANS, DRAWINGS, DESCRIPTIONS OR THE LIKE WITH RESPECT TO THE PROPERTY;

(L)    THE CONFORMITY OF THE PROPERTY TO PAST, CURRENT OR FUTURE APPLICABLE ZONING OR BUILDING REQUIREMENTS;
(M)    DEFICIENCY OF ANY DRAINAGE;
(N)    THE FACT THAT THE PROPERTY MAY BE LOCATED ON OR NEAR EARTHQUAKE FAULTS OR IN SEISMIC HAZARD ZONES;
(O)    THE EXISTENCE OR NON-EXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE PROPERTY;
(P)    ANY OTHER MATTER CONCERNING THE NATURE OR CONDITION OF THE PROPERTY, PHYSICAL OR OTHERWISE; OR
(Q)    THE NON-INFRINGEMENT OF ANY THIRD PARTY’S INTELLECTUAL PROPERTY RIGHT.
SUBJECT ONLY TO SELLER’S AND ROC’S REPRESENTATIONS, WARRANTIES AND COVENANTS EXPRESSLY CONTAINED HEREIN AND ANY CERTIFICATES DELIVERED BY SELLER OR ROC PURSUANT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, BUYER FURTHER ACKNOWLEDGES AND AGREES THAT THE PURCHASE PRICE REFLECTS THE PARTIES’ AGREEMENT TO CONVEY THE ASSETS ON AN “AS IS, WHERE IS” BASIS AND BUYER HAS SPECIFICALLY AGREED TO DO SO IN ORDER TO INDUCE SELLER AND ROC TO ENTER INTO THIS AGREEMENT. BUYER FURTHER ACKNOWLEDGES THAT SELLER AND ROC ARE NOT LIABLE FOR AND SHALL NOT BE BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE ASSETS, OR THE OPERATION THEREOF, FURNISHED BY ANY REPRESENTATIVE OF SELLER OR ROC, EXCEPT TO THE EXTENT CONTAINED IN THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER OR ROC EXPRESSLY SET FORTH HEREIN AND IN ANY CERTIFICATES DELIVERED BY SELLER OR ROC PURSUANT TO THE TERMS OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT, TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE ASSETS AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS”, “WHERE IS” CONDITION AND BASIS WITH ALL FAULTS, AND SUBJECT TO ALL APPLICABLE LAWS GOVERNING OR LIMITING THE DEVELOPMENT, USE OR OPERATION OF THE PROPERTY (SUBJECT ONLY TO SELLER’S AND ROC’S REPRESENTATIONS, WARRANTIES AND COVENANTS EXPRESSLY SET FORTH HEREIN AND IN ANY CERTIFICATES DELIVERED BY SELLER OR ROC PURSUANT TO THE TERMS OF THIS AGREEMENT AND ANY OTHER TRANSACTION DOCUMENT), AND THAT NEITHER SELLER NOR ROC HAS ANY OBLIGATIONS TO MAKE REPAIRS, REPLACEMENTS OR IMPROVEMENTS OF ANY KIND TO THE ASSETS.
ARTICLE IX

INDEMNIFICATION
Section 9.1    Survival of Covenants, Representations and Warranties. All covenants, agreements and obligations of the parties hereto which are intended to be performed in whole or in part after the Asset Closing shall survive the Asset Closing, and the same shall inure to the benefit of, and be binding upon, the respective successors and permitted assigns of the parties hereto. Notwithstanding the foregoing, the representations and warranties of the parties hereto contained herein shall survive the delivery of the Grant, Bargain and Sale Deed and the Asset Closing and through three (3) months after the end of the Business Closure Period (the “Representation and Warranty Survival Period”).
Section 9.2    Indemnification by Seller and ROC. Subject to the other terms and conditions of Article IX, Seller and ROC shall, jointly and severally, indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:
(b)    any inaccuracy in or breach of any representations or warranties of Seller or ROC contained in this Agreement or any other Transaction Document;
(c)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or ROC pursuant to this Agreement or any other Transaction Document; or
(d)    the Excluded Liabilities.
Section 9.3    Indemnification by Buyer. Subject to the other terms and conditions of Article IX, Buyer shall indemnify and defend each of Seller, ROC and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:
(c)    any inaccuracy in or breach of any representations or warranties of Buyer contained in this Agreement or any other Transaction Document;
(d)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any other Transaction Document; or
(e)    the Assumed Liabilities.
Section 9.4    Limitations on Indemnity. Notwithstanding any other provision of this Article IX to the contrary:

(a)    Seller and ROC shall not have any liability for indemnification under Section 9.2(a) until the aggregate amount of all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees which are subject to indemnification under Section 9.2(a) exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the “Basket Amount”). Upon the aggregate amount of all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees which are subject to indemnification under Section 9.2(a) exceeding the Basket Amount, Seller and ROC shall be liable for all such Losses, including the Basket Amount, not to exceed, however, the aggregate sum of Three Million Dollars ($3,000,000) (the “Representation and Warranty Cap Amount”);
(b)    Buyer shall not have any liability for indemnification under Section 9.3(a) until the aggregate amount of all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees which are subject to indemnification under Section 9.3(a) exceeds the Basket Amount. Upon the aggregate amount of all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees which are subject to indemnification under Section 9.3(a) exceeding the Basket Amount, Buyer shall be liable for all such Losses, including the Basket Amount, not to exceed, however, the Representation and Warranty Cap Amount.
(c)    Seller and ROC shall not have any liability for indemnification with respect to Section 9.2 for amounts in excess of the Purchase Price (the “Cap Amount”). The Basket Amount shall not apply to any Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of the matters set forth in Section 9.2(b) or Section 9.2(c). Notwithstanding anything to the contrary herein, the Representation and Warranty Cap Amount shall not apply to any Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of the matters set forth in Section 9.2(b) or Section 9.2(c) and, for the avoidance of doubt, the Representation and Warranty Cap Amount shall not include any Losses related to the matters set forth in Section 9.2(b) or Section 9.2(c) for determining whether the Representation and Warranty Cap Amount has been reached;
(d)    Buyer shall not have any liability for indemnification with respect to Section 9.3 for amounts in excess of the Cap Amount. The Basket Amount shall not apply to any Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of the matters set forth in Section 9.3(b) or Section 9.3(c). Notwithstanding anything to the contrary herein, the Representation and Warranty Cap Amount shall not apply to any Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of the matters set forth in Section 9.3(b) or Section 9.3(c) and, for the avoidance of doubt, the Representation and Warranty Cap Amount shall not include any Losses related to the matters set forth in Section 9.3(b) or Section 9.3(c) for determining whether the Representation and Warranty Cap Amount has been reached
(e)    No Loss shall be deemed to be incurred by any Buyer Indemnitee with respect to Taxes unless and until the applicable Governmental Authority has first made an assessment of such Taxes;
(f)    No claim for indemnification with respect to the matters set forth under Section 9.2(a) may be asserted unless, on or prior to the last day of the Representation and Warranty Survival Period, Buyer or the applicable Buyer Indemnitee shall have notified Seller and ROC in writing setting forth specifically the facts and circumstances with respect to the subject matter of such claim in reasonable detail. No claim for indemnification with respect to the matters set forth under Section 9.3(a) may be asserted unless, on or prior to the last day of the Representation and Warranty Survival Period, Seller, ROC or the applicable Seller Indemnitee shall have notified Buyer in writing setting forth specifically the facts and circumstances with respect to the subject matter of such claim in reasonable detail. No claim for indemnification with respect to the matters set forth in Section 9.2(b) or Section 9.2(c) may be asserted unless, on or prior to the date that is six (6) years after the end of the Business Closure Period, Buyer or the applicable Buyer Indemnitee shall have notified Seller and ROC in writing setting forth specifically the facts and circumstances with respect to the subject matter of such claim in reasonable detail; provided, that any and all other rights and remedies available at law or in equity to the Buyer Indemnitees, including the right to seek contribution against Seller and ROC, in relation to the matters set forth in Section 9.2(b) and Section 9.2(c), may be exercised and are expressly reserved, irrespective of the expiration of such six (6) year period. No claim for indemnification with respect to the matters set forth in Section 9.3(b) or Section 9.3(c) may be asserted unless, on or prior to the date that is six (6) years after the end of the Business Closure Period, Seller, ROC or the applicable Seller Indemnitee shall have notified Buyer in writing setting forth specifically the facts and circumstances with respect to the subject matter of such claim in reasonable detail; provided, that any and all other rights and remedies available at law or in equity to the Seller Indemnitees, including the right to seek contribution against Buyer, in relation to the matters set forth in Section 9.3(b) and Section 9.3(c), may be exercised and are expressly reserved, irrespective of the expiration of such six (6) year period. The period in which a claim for indemnification must be made in respect to the matters set forth under Section 9.2 and Section 9.3 is referred to herein as the “Applicable Claim Period.” In the event a notice of claim for indemnification under Section 9.2 or Section 9.3 has been made within the Applicable Claim Period, such claim for indemnification shall survive until such claim is finally resolved.
Section 9.5    Indemnification Procedures.
(a)    Notice. No claim for indemnification may be asserted pursuant to Section 9.2 or Section 9.3 unless written notice of such claim is delivered by the party seeking indemnification, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the last day of the Applicable Claim Period; provided, that in the event a notice of claim for indemnification under Section 9.2 or Section 9.3 has been provided within the Applicable Claim Period, such claim shall survive following the end of the Applicable Claim Period until such claim is finally resolved.
(b)    Third-Party Claims.
(i)    If any Indemnified Party receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof; provided, however, that failure to give such notice shall not impair the rights of the Indemnified Party except to the extent that the Indemnifying Party is materially prejudiced by such failure to give notice. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume, the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. All costs and expenses incurred by the Indemnifying Party in defending any such Third Party Claim shall be borne by the Indemnifying Party. If the Indemnifying Party so elects to assume the defense of any Third Party Claim, the Indemnifying Party shall not be liable to any Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party with respect to such Third Party Claim and the matters subject thereto, except with respect to the Indemnified Party assisting the Indemnifying Party in connection with such matter. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.5(b)(ii), the Indemnifying Party shall have the sole right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.5(b)(ii), pay, compromise or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller, Buyer and ROC shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(ii)     Notwithstanding any other provision of this Agreement to the contrary, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.5(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial, other obligation, any restriction or any adverse effect on the part of the Indemnified Party and provides, in customary form, for the unconditional release of such Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.

(c)    Direct Claims.
(i)    Any Proceeding by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party, acting in good faith and reasonably, giving the Indemnifying Party reasonably prompt written notice thereof; provided, however, that failure to give such notice shall not impair the rights of the Indemnified Party, except to the extent that the Indemnifying Party is materially prejudiced by such failure to give notice. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party, acting in good faith and reasonably, shall have thirty (30) days after its receipt of such notice to respond in writing to dispute a Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Direct Claim shall be conclusively deemed a Loss subject to indemnification hereunder (an “Indemnifiable Deemed Loss”), recoverable against the Indemnifying Party in accordance with this Agreement without any further action on the part of the Indemnifying Party. In addition, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement, including bringing a Proceeding against the Indemnifying Party.
(ii)    Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take action reasonably requested by the Indemnifying Party, at the sole cost and expense of the Indemnifying Party and, to comply with Laws, in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses incurred by the Indemnified Party and associated with taking such actions shall be included as Losses hereunder, and recoverable by the Indemnified Party from the Indemnifying Party in accordance with this Agreement. The Indemnifying Party shall use its commercially reasonable efforts to cooperate and to cause its employees to cooperate with and assist the Indemnified Party in connection with any Third Party Claim; provided, that the Indemnifying Party shall use its reasonable best efforts with respect to any Third Party Claim for which it has assumed the defense, to preserve the confidentiality of all confidential information and the attorney-client and work-product privilege.
Section 9.6    Payments. If (i) a Direct Claim constitutes an Indemnifiable Deemed Loss or (ii) the Losses resulting from a Direct Claim or Third Party Claim are (A) agreed to between the Indemnifying Party and the Indemnified Party, or (B) such Losses are finally adjudicated to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations by wire transfer of immediately available funds within fifteen (15) Business Days of (I) such agreement or final, non-appealable adjudication or (II) the date on which a Direct Claim constitutes an Indemnifiable Deemed Loss.

Section 9.7    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.
Section 9.8    Insurance Proceeds. Amounts payable to an Indemnified Party shall be reduced by any insurance proceeds actually received by an Indemnified Party on account of such indemnification at the time the indemnification payment occurs, it being understood that in no event shall any indemnification payment be delayed in anticipation of the receipt of any insurance proceeds. In the event that an insurance recovery is made by an Indemnified Party with respect to any Losses for which an indemnification payment has already been made, such Indemnified Party shall pay to the Indemnifying Person the amount of the insurance recovery, but not more than the amount of such indemnification payment.
Section 9.9    Exclusive Remedy. Except in the case of fraud or intentional criminal activity, the exclusive remedy of the parties’ with respect to a breach of Section 9.2(a) or Section 9.3(a) shall be the indemnification provided pursuant to this Article IX. The parties agree that with respect to the matters set forth in Section 9.2(b), Section 9.2(c), Section 9.3(b) and Section 9.3(c), except for fraud or intentional criminal activity, the exclusive remedy of the parties for money damages shall be the indemnification provided pursuant to this Article IX; provided, that during the period commencing on the six (6)-year anniversary of the end of the Business Closure Period and ending on the date on which the statute of limitations for the cause of action giving rise to such Loss expires, any party may pursue any claims for breach of covenants or rights of contribution as to the matters set forth in Section 9.2(b), Section 9.2(c), Section 9.3(b) and Section 9.3(c) with respect to such Losses; and, provided, further, that except in the case of fraud or intentional criminal activity, no party hereto shall have any liability, in the aggregate, with respect to this Agreement, the Transaction Documents or the transactions contemplated hereby, whether pursuant to the indemnification provided pursuant to this Article IX, breach of covenant, contribution or other legal remedy, or otherwise, in excess of the Cap Amount. For the avoidance of doubt, no provision of this Agreement, including this Section 9.9, shall entitle any party to any duplicative recovery for Losses.
ARTICLE X
MISCELLANEOUS
Section 10.1    Definitions.
(e)    For purposes of this Agreement, the term:
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first-mentioned Person; provided that, with respect to Seller, the term Affiliate shall refer only to a Person that directly or indirectly controls or is controlled by Seller.

“Approvals” means all approvals, consents, licenses, permits, registrations, declarations, concessions, orders, filings, notices, findings of suitability, qualifications, franchises, entitlements, waivers, exemptions, variances, certificates of occupancy and other authorizations.
“Base Stock” means uniforms, utensils, chinaware, glassware, silverware, pots, pans, guest amenities, office supplies and other supplies that are classified as long-term assets in accordance with GAAP.
“Business” means the business conducted by Seller, ROC or their respective Affiliates at or with respect to the Hotel/Casino.
“Business Closure” means the termination of the Business, including all Gaming Operations, at the Hotel/Casino.
“Business Closure Costs” means any (i) costs and expenses incurred by Seller, ROC or their respective Affiliates in connection with the Business Closure during the Business Closure Period, including any costs of complying with Seller’s covenants under this Agreement (except as otherwise provided herein) and any other Liabilities, termination fees under applicable Contracts, withdrawal liabilities associated with the termination of collective bargaining agreements, and expenses of Seller, ROC, their respective Affiliates and their respective Representatives, (ii) carrying costs in respect of the Assets during the Business Closure Period, and (iii) costs and expenses associated with the maintenance and operation of the Business and the Property incurred during the Business Closure Period, including management fees, payroll, trade payables, licensing and other fees, and insurance premiums; provided, however, that Business Closure Costs shall not include (A) any costs or expenses of any nature incurred as a result of, in connection with, or arising out of the breach of this Agreement or any other Transaction Document or the gross negligence or willful misconduct of Seller, ROC, any of their respective Affiliates or any Representative of any of the foregoing, (B) any federal, state or local income Taxes of any kind, whether arising from or attributable to ordinary income, capital gains, or otherwise, (C) any costs or expenses incurred in connection with the removal of Excluded Assets other than the Personal Property, (D) any payment due to Buyer pursuant to Section 7.9(c), or (E) any costs or expenses that are not bona fide out-of-pocket expenses payable to third parties, with the effect that none of Seller, ROC or any of their respective Affiliates shall be compensated for any services performed in connection with the Business Closure.
“Business Closure Escrow Account” means the account established by the Escrow Agent with respect to the Business Closure Escrow Amount pursuant to the Escrow Agreement.
“Business Closure Escrow Amount” means an amount equal to $27,500,000, plus the proceeds of the sale of all Personal Property, excluding Gaming Assets, by ROC.
“Business Closure Period” means the period commencing on the Asset Closing Date and ending on the earliest of (a) the agreement of all of the parties hereto, (b) the receipt by Buyer of the certification by Seller and ROC as the completion of the Business Closure contemplated by Section 7.9(f) or (c) the date that is one-hundred eighty (180) days after the Asset Closing Date; provided, with respect to clause (c), that Seller may, at its option, extend the Business Closure Period for up to ninety (90) days to obtain any required Approval under the Gaming Laws in order to terminate the Lease and transfer operation of the Property to Buyer so long as such Approval is the only matter remaining to complete the Business Closure.
“Business Day” means a day other than a Saturday, Sunday or other day on which banks in Las Vegas, Nevada are authorized or required by Law to close.
“Buyer Material Adverse Effect” means changes, events or effects that are materially adverse to the ability of Buyer to consummate the transactions contemplated by this Agreement and the other Transaction Documents on a timely basis, provided, that the following, individually and in the aggregate, shall be excluded from the definition of Buyer Material Adverse Effect: (i) any change in the travel, hospitality or gaming industries generally, (ii) any change in the financial, banking, currency or capital markets generally or (iii) the occurrence of any act of terrorism or the commencement or escalation of armed hostilities in the U.S. or internationally or the declaration of war by the U.S. Congress.
“Buyer’s Knowledge” means the actual knowledge, after reasonable investigation, of Rana Lacer.
“COBRA” means the requirements of Part 6 of Subtitle I of ERISA and Section 4980B of the Code and the regulations promulgated thereunder or applicable state law of similar intent, including any notice and disclosure obligations thereunder.
“Code” means the Internal Revenue Code of 1986.
“Completion Escrow Account” means the account established by the Escrow Agent with respect to the Completion Escrow Amount pursuant to the Escrow Agreement.
“Completion Escrow Amount” means a portion of the Purchase Price equal to $10,000,000 to be paid to Seller upon completion of the Business Closure.
“Confidentiality Agreement” means that certain confidentiality agreement, dated August 19, 2014, by and between Starwood Capital Group Global, L.P. and Buyer.
“Contract” means any agreement, contract, lease, sublease, license, sublicense, concession agreement, power of attorney, note, loan, evidence of indebtedness, purchase order, sales order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, instrument, obligation, commitment, understanding, policy, quotation and other executory commitment to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied.
“Current Funds” means wire transfer, certified funds or cashier’s checks in a form acceptable to the Escrow Agent that would permit the Escrow Agent to immediately distribute such funds.
“Customer Database” means the database containing a list and historical record of customers of the Hotel/Casino.

“Deferred Business Closure Costs” means Reserved Business Closure Costs which constitute, as of the thirty-six (36)-month anniversary of the Asset Closing Date, (i) claims, liabilities, costs and expenses (including attorneys’ fees and expenses) of any litigation or any arbitration, mediation or other alternative dispute resolution proceeding involving Seller, ROC and their respective Affiliates in connection with the Hotel/Casino, the Business and the Property that is pending or has been threatened in writing to Seller or is otherwise “reasonably documented” (as that term is hereinafter defined), (ii) costs and expenses that Seller has agreed in writing to pay, but the actual payment of which is by its terms deferred until after thirty-six (36)-month anniversary of the Asset Closing Date, (iii) claims, liabilities, costs and expenses (including attorneys’ fees and expenses) associated with a reasonably documented dispute or settlement regarding the termination of Contracts, and (iv) claims, liabilities, costs and expenses (including attorneys’ fees and expenses) associated with a reasonably documented dispute or settlement regarding employment severance payments for employees covered by collective bargaining agreements and employee benefit plan withdrawal liability. As used in this definition, the term “reasonably documented” means that a dispute or settlement thereof has been memorialized in the form of (A) one or more written accounts between the parties thereto, or (B) one or more email communications between such parties that, each of (A), or (B), alone or taken together, describe in reasonable detail the subject matter, parties and amount in controversy of a dispute or negotiation of the settlement of such dispute, whether or not such documentation would be admissible evidence in a litigation of such dispute.
“Environmental Claim” means any Proceeding, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, release of, or exposure to, any Hazardous Substances; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Condition” means, as relating exclusively to the Property, the release into the environment of any Hazardous Substance as a result of which Seller or ROC (i) has or may become liable to any Person for an Environmental Liability, (ii) is or was in violation of any Environmental Law, (iii) has or may be required to incur response costs for investigation or remediation, or (iv) by reason of which the Property or other Assets may be subject to any Lien under Environmental Laws; provided, that none of the foregoing shall be an Environmental Condition if such matter was remediated or otherwise corrected prior to the Asset Closing in accordance with Environmental Laws.
“Environmental Laws” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances. The term "Environmental Law"

includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Liabilities” means all Liabilities (including all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to government requests for information or documents) resulting from any claim or demand by any Person under any Environmental Law or arising from Environmental Conditions relating exclusively to the Property.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Approval, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder.
“Escrow Agent” means Wells Fargo Bank, N.A.
“Escrow Agreement” means that certain escrow agreement, dated as of the date hereof, by and among Buyer, Seller and the Escrow Agent, substantially in the form attached hereto as Exhibit C, governing the Business Closure Escrow Account and the Completion Escrow Account.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“GAAP” means generally accepted accounting principles in effect in the United States of America, consistently applied.
“Gaming Approvals” means all Approvals issued by any Gaming Authority necessary for or relating to the conduct of gaming activities by any party hereto or any of its Affiliates and the consummation of the transactions contemplated hereby.
“Gaming Assets” means all gaming devices (as defined in NRS 463.0155), cashless wagering systems (as defined in NRS 463.014), mobile gaming systems (as defined in Nevada Gaming

Commission Regulation 14.010(17)), interactive gaming systems (as defined in Nevada Gaming Commission Regulation 14.010(10)) and associated equipment (as defined in NRS 463.0136) which are located at the Hotel/Casino and are used or usable exclusively in the Gaming Operations.
“Gaming Authorities” means those foreign, federal, state, local and other governmental, regulatory and administrative authorities, agencies, boards, commissions and officials responsible for or involved in the regulation of gaming or gaming activities in any jurisdiction, including, within the State of Nevada, the Nevada Gaming Commission, the Nevada State Gaming Control Board and Clark County, Nevada.
“Gaming Laws” means those Laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming within any jurisdiction, including, within the State of Nevada, the Nevada Gaming Control Act, as codified in NRS Chapter 463, and the regulations promulgated thereunder and the Clark County, Nevada Code.
“Gaming Operations” means gaming operations conducted at the Hotel/Casino.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Substance” means any pollutant, chemical, substance, contaminant, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, and any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, whether naturally occurring or manmade, that is hazardous, toxic or words of similar import or regulatory effect, whether solid, liquid or gas, that is subject to regulation, control or remediation under applicable Environmental Laws, including any asbestos or asbestos-containing material, radon, radioactive materials or wastes, lead or lead-containing materials, polychlorinated biphenyls, urea formaldehyde foam insulation, PCBs, crude oil or any fraction thereof, and all forms of natural gas or petroleum products, or by-products or derivatives thereof.
“Hotel/Casino” means that certain hotel and casino commonly known as the Riviera Hotel and Casino located on the Property.
“Indemnified Party” means the party making a claim under Article IX.
“Indemnifying Party” means the party against whom a claim is asserted under Article IX.
“Intellectual Property” means all intellectual property or other proprietary rights (including all (i) patents and patent applications, (ii) copyright registrations and applications, (iii) trademarks, service marks, trade dress and trade names, all applications and registrations for any of the foregoing, and all goodwill associated with the foregoing, (iv) domain names, and (v) all rights and remedies against past, present and future infringement, misappropriation or other violations thereof) owned or used by Seller or ROC and necessary for the operation of, or otherwise used exclusively for, the Business or the Hotel/Casino.

“IRS” means the Internal Revenue Service, a division of the United States Treasury Department, or any successor thereto.
“Law” means any foreign, federal, state or local law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award, policies, guidance, court decision, rule of common law or finding.
“Lease Termination Date” means the date on which the Lease expires or is terminated pursuant to the terms thereof.
“Liabilities” mean any direct or indirect liabilities, indebtedness, obligations, commitments, costs, expenses, fees, disbursements, fines, penalties, sanctions, interests, claims, deficiencies, guaranties or endorsements of or by any Person of any type, whether accrued, past, present or future, absolute or contingent, matured or unmatured, liquidated or unliquidated, or known or unknown.
“Liens” means any mortgages, pledges, liens, security interests, conditional or installment sale agreements, limitations or restrictions on voting rights or rights to transfer, rights of first refusal, put/call rights, rights-of-way, easements, covenants, restrictions, defects in title, encroachments, assessments, charges, claims or encumbrances of any kind or nature.
“Losses” means any and all damages, losses, deficiencies, Liabilities, payments, penalties, assessments, disbursements, fees, costs and expenses (including court costs and reasonable attorneys’ fees and expenses), interest, penalties, and also including those arising from any and all Proceedings, including all appeals; provided, that Losses shall not include any consequential, indirect, speculative or punitive damages if such damages are not (i) due and owing with respect to, or in any way resulting from or relating to Third Party Claims and (ii) attributable to fraud, criminal activity, intentional misconduct or willful misconduct by the parties hereto or their respective Affiliates.
“Non-Foreign Affidavit” means a FIRPTA (i.e., Foreign Investment in Real Property Tax Act of 1980) certificate conforming to United States Treasury Regulation §1.1445-2(b)(2)(i) and (iv)(B).
“NRS” means the Nevada Revised Statutes.
“NRS Chapter 342” means Chapter 342 of the NRS, as amended, and the provisions of the federal Uniform Relocation Assistance and Real Property Acquisition Policies Act of 1970, 42 U.S.C. Sections 4601-4655, and the regulations adopted pursuant thereto.
“Official Records” means the Official Records of the Office of the Recorder of Clark County, Nevada.
“Permitted Liens” means, with respect to Seller’s ownership of the Assets, (i) Liens for assessments and other governmental charges not delinquent, (ii) Liens for Taxes not yet due and payable, (iii) mechanics’ and materialmen’s Liens not filed of record and similar charges not delinquent, (iv) rights of tenants under operating leases, which have been disclosed by Seller to

Buyer and the Title Company in conjunction with the issuance of the Title Policy, and rights of Hotel/Casino guests whose occupancy may be terminated on short notice, (v) with respect to the Property, all matters disclosed by the Title Commitment (except for Exception Numbers 34 through 37, inclusive, of Schedule B, Part Two, thereof) or the Title Policy, (vi) any Assumed Liability, (vii) any slight or miniscule imperfections, defects or irregularities in title to the Assets that do not, individually or in the aggregate, materially impair the current use and enjoyment of the Assets for the purposes for which they are held, (viii) any Lien created or suffered by Buyer, (ix) any matter the Title Company at the Asset Closing insures over or for which it otherwise provides affirmative title coverage reasonably satisfactory to Buyer in the Title Policy, (x) zoning and subdivision ordinances, terms and conditions of licenses, permits and other Approvals for the Property, and the Laws of any Governmental Authority having jurisdiction over the Property, and (xi) other Permitted Liens expressly identified in this Agreement.
“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or “group” (as defined in Rule 13d-5(b)(1) under the Exchange Act).
“Personal Property” means all furniture, furnishings, appliances, equipment, equipment manuals, vehicles, computer hardware, software, point of sale equipment, maintenance equipment, tools, signs and signage, Base Stock, and all other tangible personal property used or held for use in the Business, excluding Gaming Assets.
“Post-Asset Closing Tax Period” means any Tax Period beginning after the Asset Closing Date and that portion of any Straddle Period beginning after the Asset Closing Date.
“Pre-Asset Closing Tax Period” means any Tax Period ending on or before the Asset Closing Date and that portion of any Straddle Period ending on or before the Asset Closing Date.
“Proceeding” means any lawsuit, claim, action, demand, proceeding, arbitration, litigation, audit or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Property” means that certain real property consisting of five (5) parcels (which, in the aggregate, according to a current Clark County Assessor’s Parcel Map, constitute approximately 26.36 gross acres, plus or minus, of land and, according to the Survey, constitute approximately 25.13 gross acres, plus or minus, of land), with an address of 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109, and bearing Clark County Assessor’s Parcel Number 162-09-703-001, together with all structures, improvements and fixtures thereon, including the Hotel/Casino. Although such items shall not constitute “Property” for the purposes of this Agreement, at the Asset Closing, by delivery of the Grant, Bargain and Sale Deed, Seller shall transfer to Buyer any and all of Seller’s right, title and interest in and to all hereditaments and rights appurtenant to the Property, including (i) any easements or rights of way benefitting the Property, (ii) any water rights, air rights and mineral, oil, gas and other hydrocarbon substance rights appurtenant to the Property and (iii) any interest in streets, alleys, advantages, and any strips or gores appurtenant to the Property.

“Property Books and Records” all books and records of Seller relating to the Property (except to the extent related exclusively to the Excluded Liabilities or the Excluded Assets), whether in hard copy or digital or electronic format, including any of the following that are in Seller’s possession: (i) architectural, structural, engineering and mechanical plans, specifications, drawings, renderings, models, service manuals, and electrical, soil, wetlands, environmental, and similar reports, studies and audits relating to the Property; (ii) all plans and specifications for the Hotel/Casino; and (iii) information relating to Taxes in connection with the Property.
“Representatives” means the officers, managers, members, managing members, directors, employees, affiliates (as such term is defined in the Exchange Act), financial advisors, agents or other authorized representatives of any Person.
“Reserved Business Closure Costs” means cash reserves in the Business Closure Escrow Account for the following Business Closure Costs identified by Seller in its discretion in a written estimate, prepared in good faith and delivered by Seller to Buyer not more than thirty (30) days, and not less than ten (10) days, prior to the twenty-four (24) month anniversary of the Asset Closing Date: (i) claims, liabilities, costs and expenses of any litigation or any arbitration, mediation or other alternative dispute resolution proceeding involving Seller, ROC and their respective Affiliates in connection with the Hotel/Casino, the Business and the Property that is pending or has been threatened in writing, (ii) costs and expenses associated with the termination of Contracts or the settlement thereof, (iii) pension plan withdrawal liability, (iv) employment severance payments for employees covered by collective bargaining agreements, (v) premium and fee payments for directors’ and officers’ liability tail insurance for the officers and directors of Seller and ROC, (vi) any management fee payable to Paragon Riviera, LLC in connection with the Business Closure, and (vii) attorneys’ fees and costs and expenses related to any of the foregoing.
“Seller Benefit Plans” means all material Employee Benefit Plans sponsored by Seller, ROC or their respective Affiliates for the benefit of the Employees, including any 401(k) plan in which the Employees are permitted to participate. For purposes of this Agreement, “Employee Benefit Plans” means: (i) “employee welfare benefit plans,” within the meaning of Section 3(1) of ERISA; (ii) “employee pension benefit plans,” within the meaning of Section 3(2) of ERISA; and (iii) material bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, profit-sharing, pension or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments, policies and/or practices (whether or not insured).
“Seller Material Adverse Effect” means changes, events or effects that are materially adverse to (a) the condition, ownership or possession of the Assets or (b) the ability of Seller or ROC to consummate the transactions contemplated by this Agreement or any other Transaction Document on a timely basis, provided, that the following, individually and in the aggregate, shall be excluded from the definition of Seller Material Adverse Effect: (i) any change in the travel, hospitality or gaming industries generally, (ii) any change in the financial, banking, currency or capital markets generally or (iii) the occurrence of any act of terrorism or the commencement or escalation of armed hostilities in the U.S. or internationally or the declaration of war by the U.S. Congress.

“Seller Permits” means those Approvals of Governmental Authorities, including Gaming Authorities, relating to the ownership and operation of the Assets.
“Seller’s Knowledge” means the actual knowledge, after reasonable investigation, of Robert James Kunkle or Tullio Marchionne.
“Straddle Period” means any Tax Period that begins on or before and ends after the Asset Closing Date.
“Survey” means that certain ALTA/ACSM Land Title Survey of the Property, dated March 18, 2011, prepared by Stantec Consulting Services Inc., Job No. 180401385.
“Tax” or “Taxes” means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any tax authority or other Governmental Authority, including income, gross receipts, profits, gaming, live entertainment, excise, real or personal property, environmental, sales, use, value-added, ad valorem, withholding, social security, retirement, employment, unemployment, workers’ compensation, occupation, service, license, net worth, capital stock, payroll, franchise, gains, stamp and transfer taxes, and shall include any liability for the taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor, by contract, or otherwise.
“Tax Period” means any period prescribed by any Governmental Authority with respect to Taxes for which a Tax Return is required to be filed for any Taxes that are required to be paid by Seller.
“Tax Return” any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing required to be supplied to any Governmental Authority with respect to Taxes, including attachments and schedules thereto and amendments thereof.
“Title Company” means First American Title Insurance Company, 2500 Paseo Verde Parkway, #120, Henderson, Nevada 89074, Telephone: (702) 731-4131, Facsimile: (702) 458-5144, Attn: Michelle Seibold.
“Title Policy” means an ALTA extended coverage owner’s policy of title insurance to be issued by the Title Company to Buyer in an amount equal to the Purchase Price, insuring that Buyer has fee simple title to the Property, subject only to Exception Numbers 1 through 33, inclusive, and 38 through 41, inclusive, appearing on Schedule B, Part Two, of the Title Commitment.
“Transaction Documents” means this Agreement, the Escrow Agreement, the Lease, the Lease Guaranty, and any and all other documents executed in connection with this Agreement, the Escrow Agreement and the Lease.
(f)    The following are defined elsewhere in this Agreement, as indicated below:

Terms	Cross Reference in Agreement
Agreement	Preamble
Applicable Claim Period	Section 9.4(f)
Asset Closing	Section 4.1
Asset Closing Date	Section 4.1
Assets	Section 1.1
Assigned Seller Permits	Section 1.1(b)
Assumed Liabilities	Section 2.1
Basket Amount	Section 9.4(a)
Business Closure Plan	Section 7.9(d)(ii)
Buyer	Preamble
Buyer Indemnitees	Section 9.2
Cap Amount	Section 9.4(c)
Direct Claim	Section 9.5(c)(i)
Disputed Component	Section 3.4(b)
Employees	Section 2.2(c)
Excepted Leases	Section 7.9(d)(iv)
Excluded Assets	Section 1.2
Excluded Liabilities	Section 2.2
Final Purchase Price Allocation	Section 3.4(b)
Governmental Approvals	Section 7.3(a)
Governmental Authority	Section 5.2(c)
Indemnifiable Deemed Loss	Section 9.5(c)(i)
Lease	Recitals
Lease Guaranty	Section 4.2(a)(viii)
Liquidated Damages Payment	Section 7.9(c)
Liquor Laws	Section 5.2(c)
Purchase Price	Section 3.1
Proposed Purchase Price Allocation	Section 3.4(b)
Representation and Warranty Cap Amount	Section 9.4(a)
Representation and Warranty Survival Period	Section 9.1
ROC	Preamble
Seller	Preamble
Seller Indemnitees	Section 9.3
Tax Consideration	Section 3.4(b)
Third-Party Claim	Section 9.5(b)(i)
Title Commitment	Section 8.1
Transfer	Section 1.1

Section 10.2    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury; Specific Performance.

(f)    This Agreement, each other Transaction Document and the transactions contemplated hereby and thereby, and all disputes between the parties hereto under or related to this Agreement and each other Transaction Document or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Nevada, applicable to contracts executed in and to be performed entirely within the State of Nevada, without regard to the conflicts of laws principles thereof.
(g)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Nevada state court, or federal court of the United States of America, sitting in Clark County, Nevada, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement, the other Transaction Documents or the agreements delivered in connection herewith or therewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such Nevada state court or, to the extent permitted by Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such Nevada State or federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such Nevada state or Federal court. Each of the parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.3. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
(h)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR OTHER TRANSACTION DOCUMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.2(C).

(i)    Each party hereto acknowledges and agrees that money damages may not be a sufficient remedy for any breach of this Agreement or each other Transaction Document by the other party hereto (including failing to take such actions as are required hereunder to consummate the transactions contemplated hereby). Therefore, each party hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and each other Transaction Document by any other party hereto and to enforce specifically the terms and provisions hereof against a breaching party. No party hereto shall oppose the granting of an injunction, specific performance or other equitable relief on the basis that there is an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. In seeking an injunction or injunctions to prevent breaches of this Agreement or other Transaction Document or to enforce specifically the terms and provisions of this Agreement or other Transaction Document, no party hereto shall be required to provide any bond or other security.
Section 10.3    Notices. All notices, demands or other communications required or permitted to be given hereunder shall be in writing, and shall be: (a) personally delivered with a written receipt of delivery; (b) sent by a nationally recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; (c) sent by certified or registered mail, return receipt requested; or (d) sent by confirmed facsimile or electronic mail transmission, with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) not later than three (3) Business Days thereafter. All notices shall be deemed effective when actually delivered as documented in a delivery receipt; provided, however, that if a notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have written notice delivered in accordance with this section, then the first attempted delivery shall be deemed to constitute delivery. Each notice shall be addressed, in each instance, to the parties hereto at the addresses below. Each party shall be entitled to change its address for notices from time to time by delivering to the other party notice thereof in the manner herein provided for the delivery of notices.
if to Buyer, to:
Las Vegas Convention and Visitors Authority
3150 Paradise Road
Las Vegas, Nevada 89109
Attention: Rana Lacer
Fax: 702-892-7642
E-mail: rlacer@lvcva.com

with a copy (which shall not constitute notice) to:
Las Vegas Convention and Visitors Authority
3150 Paradise Road
Las Vegas, Nevada 89109
Attention: Luke Puschnig, Legal Counsel
Fax: 702-892-7512
Email: lpuschnig@lvcva.com

and

Boies, Schiller and Flexner LLP
300 South Fourth Street, Suite 800
Las Vegas, NV 89101
Attention: Paul J. Lal
Fax: 702-382-2755
E-mail: plal@bsfllp.com

if to Seller or ROC, to:
Riviera Holdings Corporation
2901 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attention: Tullio Marchionne, Secretary
Fax: 702-794-9560
E-mail: TMarchionne@theriviera.com

and a copy (which shall not constitute notice) to:
Rinaldi, Finkelstein & Franklin, LLC
591 West Putnam Avenue
Greenwich, CT 06830
Attention: Eric W. Franklin
Fax: 203-422-7868
Email: franklin@starwood.com

and

Brownstein Hyatt Farber Schreck, LLP
410 Seventeenth Street, Suite 2200
Denver, CO 80202
Attention: Kevin A. Cudney
Fax: 303-223-1111
E-mail: kcudney@bhfs.com

Section 10.4    Interpretation. When a reference is made in this Agreement to “Sections,” “Exhibits” or “Schedules”, such reference shall be to a section or exhibit or schedule of this Agreement unless otherwise indicated. All Exhibits or Schedules of this Agreement are incorporated herein by this reference. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been uploaded by Seller at least ten (10) days prior to the date hereof to that certain electronic data room entitled “Harpo Due Diligence” maintained by Starwood Capital Group. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to a Person are also to his, her or its successors and permitted assigns. Unless otherwise expressly provided herein, any agreement, instrument, statute or regulation defined or referred to herein or in any agreement or instrument defined or referred to herein means such agreement, instrument, statute or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes or regulations) by succession of comparable successor statutes or regulations, and references to all attachments thereto and instruments incorporated therein. The masculine, feminine or neuter gender, and the singular and plural number, shall each be considered to include the others whenever the context so requires. Each of Buyer, Seller and ROC may be referred to herein individually as a “party” and collectively as “parties” (except where the context otherwise requires).
Section 10.5    Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 10.6    Entire Agreement. This Agreement, the other Transaction Documents and all documents and instruments referred to herein and therein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof; provided, that the Confidentiality Agreement shall remain in full force and effect after the Asset Closing. Each party hereto agrees that, except for the representations and warranties contained in this Agreement and the other Transaction Documents, neither Seller, ROC nor Buyer makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its Representatives, with respect to the execution and delivery of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to any of them or their respective Representatives of any documentation or other information with respect to any one or more of the foregoing.
Section 10.7    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this

Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
Section 10.8    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be directly or indirectly assigned or transferred by operation of Law (including by merger or consolidation) or otherwise without the prior written consent of the other party. A change in ownership of a party by reason of sale, merger or other transformation in the identity or form of business organization of the owner (or such owner’s direct or indirect owner or owners), regardless of whether such change or transformation is characterized by state Law as not changing the identity of the owner, shall be deemed an assignment or transfer prohibited by this Section 10.8. Any assignment in violation of this Section 10.8 shall be void.
Section 10.9    Parties of Interest; No Third Party Beneficiaries. THIS AGREEMENT SHALL BE BINDING UPON AND INURE SOLELY TO THE BENEFIT OF EACH PARTY HERETO AND ITS SUCCESSORS AND PERMITTED ASSIGNS, AND NOTHING IN THIS AGREEMENT, EXPRESS OR IMPLIED, IS INTENDED TO OR SHALL CONFER UPON ANY OTHER PERSON ANY RIGHT, BENEFIT OR REMEDY OF ANY NATURE WHATSOEVER UNDER OR BY REASON OF THIS AGREEMENT, OTHER THAN AS SET FORTH IN ARTICLE IX.
Section 10.10    Counterparts. This Agreement may be executed by facsimile or other electronic transmission and/or in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
Section 10.11    Mutual Drafting; Drafting History. Each party hereto has participated in the drafting of this Agreement, which each party hereto acknowledges is the result of extensive negotiations between the parties. In the event of any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Prior drafts of this Agreement shall have no effect whatsoever, and shall not be utilized or relied upon, with respect to the interpretation, construction, intention or meaning of this Agreement.
Section 10.12    Amendment. This Agreement may not be amended except by an instrument in writing signed by each of Buyer, Seller and ROC.
Section 10.13    Attorneys’ Fees. In the event any party incurs legal fees or other costs to enforce any of the terms of this Agreement, to resolve any dispute with respect to its provisions, or to obtain damages for breach thereof, whether by prosecution or defense, the unsuccessful party to such action shall pay the prevailing party’s reasonable expenses, including attorneys’ fees and costs, incurred in such action.
Section 10.14    Time of Essence. Time is of the essence with respect to this Agreement and all terms, provisions, covenants and conditions hereof.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers or representatives as of the date first written above.
“Seller”:
RIVIERA HOLDINGS CORPORATION,
a Nevada corporation
By:    /s/ Tullio Marchionne
Name:    Tullio Marchionne
Title:    Secretary

“ROC”:

RIVIERA OPERATING CORPORATION,
a Nevada corporation
By:    /s/ Tullio Marchionne
Name:    Tullio Marchionne
Title:    Exec. V.P., Secretary and General Counsel

“Buyer”:
LAS VEGAS CONVENTION AND VISITORS AUTHORITY, a local governmental entity of the State of Nevada
By:    /s/ Rossi Ralenkotter
Name:    Rossi Ralenkotter
Title:    President & CEO